Exhibit 99.1

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

among

Enterprise Financial Services Corp,
Great American Bank,
Clayco Banc Corporation
and
Jeffrey J. Kieffer (as Seller Representative)

Date: February 26, 2007

AGREEMENT AND PLAN OF MERGER
TABLE OF CONTENTS

i

4.	Representations and Warranties of Buyer	46
4.1	Organization and Good Standing	46
4.2	Authority; No Conflict	46
4.3	Certain Proceedings	47
4.4	Brokers or Finders	47
4.5	SEC Documents; Financial Statements	47
5.	Covenants of Acquired Companies	48
5.1	Access and Investigation	48
5.2	Operation of the Acquired Companies Businesses	48
5.3	Negative Covenant	49
5.4	Required Approvals	49
5.5	Notification	49
5.6	Payment of Indebtedness by Related Persons	50
5.7	No Negotiation	50
5.8	Best Efforts	50
5.9	Shareholder Meeting	50
5.10	Loan Reserves	51
6.	Covenants of Buyer	51
6.1	Approvals of Governmental Bodies	51
6.2	Best Efforts	51
6.3	Directors and Officers Insurance	51
6.4	Notification	51
6.5	SEC Documents	52
6.6	Trust Preferred	52
7.	Conditions Precedent to Closing	52
7.1	Conditions to Obligations of Parties to Effect the Merger	52
7.2	Additional Conditions to Obligations of Buyer	53
7.3	Additional Conditions to Obligations of Acquired Companies	55
8.	Termination	56
8.1	Termination Events	56
8.2	Effect of Termination	57
9.	Indemnification; Remedies	57
9.1	Survival; Right to Indemnification Not Affected by Knowledge	57
9.2	Indemnification and Payment of Damages	58
9.3	Indemnification and Payment of Damages—Environmental Matters	60
9.4	Time Limitations	61
9.5	Limitations on Amount	61
9.6	Procedure for Indemnification	61
10.	General Provisions	63
10.1	Expenses	63
10.2	Public Announcements	63
10.3	Confidentiality	63
10.4	Notices	64
10.5	Jurisdiction; Service of Process	65

ii

10.6	Further Assurances	65
10.7	Waiver	66
10.8	Entire Agreement and Modification	66
10.9	Disclosure Letter	66
10.10	Assignments, Successors, and no Third-Party Rights	66
10.11	Severability	67
10.12	Section Headings, Construction	67
10.13	Time of Essence	67
10.14	Governing Law	67
10.15	Counterparts	67

iii

EXHIBITS
Exhibit 2.1	Plan of Merger
Exhibit 7.2(d)(ii)	Form of Employment Agreements
Exhibit 7.2(d)(iii)	Form of Escrow Agreement
Exhibit 7.2(d)(vi)	Form of Balsbaugh Escrow Agreement
Exhibit 7.2(j)	Form of Appointment of Representative

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

          This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is made as of February 26, 2007, by Clayco Banc Corporation, a Missouri corporation (“Clayco”), Great American Bank, a bank organized under the laws of the state of Kansas and a wholly-owned subsidiary of Clayco (the “Bank”), Jeffrey J. Kieffer as Seller Representative, and Enterprise Financial Services Corp, a Delaware corporation (“Buyer”).

RECITALS

          The parties’ Boards of Directors desire to merge Clayco with and into Buyer, resulting in the conversion of all of the issued and outstanding shares of capital stock of Clayco (the “Shares”) into the right to receive cash and shares of capital stock of Buyer on the terms and subject to the conditions set forth in this Agreement.

          For federal income tax purposes, it is intended that the merger of Clayco with and into Buyer shall qualify as a reorganization under Section 368 of the IRC and that this Agreement shall constitute the plan of reorganization, but Buyer makes no representation or warranty regarding tax treatment of the merger to any Acquired Company or its shareholders.

          This Agreement amends and restates the Agreement and Plan of Merger executed by the parties on November 22, 2006.

AGREEMENT

          The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

          For purposes of this Agreement (including the preamble and the Recitals), the following terms have the meanings specified or referred to in this Section 1:

          “Accountants”—as defined in Section 2.11.

          “Acquired Companies”—Clayco and the Bank, together with any Subsidiaries and any predecessor entities during the six (6) years prior to November 22, 2006, collectively.

          “Agreement”—as defined in the first paragraph.

           “Applicable Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by any Acquired Company is or may become bound.

          “Appointment of Representative”—appointment of Seller Representative in the form attached as Exhibit 7.2(j).

          “Audit Adjustment”—the positive or negative difference, if any, between $13,126,000 and Clayco’s consolidated shareholders equity on the audited balance sheet dated as of December 31, 2006; provided, that amounts can be added to the Bank’s loan loss reserves in such audit only for (i) identified losses in any credit that is not a Designated Asset, and (ii) additional identified losses in any credit that is a Designated Asset, and such additions to the Bank’s loan loss reserves shall not, for purposes of this Agreement or the Contemplated Transactions, (A) reduce Clayco’s consolidated shareholders’ equity, or (B) reduce the amount that Clayco can dividend or distribute to its shareholders before the Closing.

          “Balance Sheet”—Clayco’s consolidated unaudited balance sheet as of December 31, 2005, from November 22, 2006 until Clayco delivers to Buyer Clayco’s audited consolidated balance sheet as of such date and then such audited consolidated balance sheet.

          “Balsbaugh Escrow Agreement”—as defined in Section 7.2(d)(vi).

          “Bank”—as defined in the first paragraph of this Agreement.

          “Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

          “BHCA”—the Bank Holding Company Act of 1956 and the regulations promulgated thereunder, as amended.

          “Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

           “Business Day”—any day other than a day on which banks in the State of Missouri are required or authorized to be closed.

          “Buyer”—as defined in the first paragraph of this Agreement.

          “Buyer Common Stock”—as defined in Section 2.5(c).

          “Buyer Price”—the last reported per share price of Buyer Common Stock at the close of trading, as quoted on Nasdaq, for the last trading day immediately preceding the date Buyer received the Proposed Transfer Notice.

          “Buyer SEC Documents”—as defined in Section 4.5.

          “Buyer’s Advisors”—as defined in Section 5.1.

          “Buyer’s Closing Documents”—as defined in Section 4.2(a).

          “Cash Amount”—as defined in Section 2.5(c).

          “CERCLA”—the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

          “Certificate” or “Certificates”—as defined in Section 2.7(b)(i).

          “Clayco”—as defined in the first paragraph of this Agreement.

          “Clayco Closing Documents”—as defined in Section 3.2(a).

          “Closing”—as defined in Section 2.2.

          “Closing Date”—the date and time as of which the Closing actually takes place.

          “Closing Balance Sheet”—as defined in Section 2.11.

          “Closing Price”—subject to adjustment as provided in Section 2.10:

(a) the Market Price, if the Market Price is between $27.00 and $33.00, or

          (b)          if the Market Price is above or equal to $33.00, the Closing Price shall be $33.00 (subject to either party’s right to terminate this Agreement under Section 8.1(b) or (c) if the Market Price is above $36.00), or

          (c)          if the Market Price is below or equal to $27.00, the Closing Price shall be $27.00 (subject to either party’s right to terminate this Agreement under Section 8.1(b) or  (c) if the Market Price is below $24.00).

          “Competing Business”—as defined in Section 3.25.

          “Condition of Title”—as defined in Section 7.2(i).

          “Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

          “Consideration”—as defined in Section 2.5(c).

          “Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a) the Merger;

(b) the conversion of the Shares into the right to receive cash and shares of the Buyer’s capital stock;

(c) the execution, delivery, and performance of the Employment Agreements, the Appointment of Representative, the Escrow Agreement and the Balsbaugh Escrow Agreement;

(d) the parties’ performance of their respective covenants and obligations under this Agreement; and

(e) the sale of the Designated Assets pursuant to Section 7.2(h).

          “Copyrights”—as defined in Section 3.22(a)(iii).

          “CRA”—as defined in Section 3.28.

          “Damages”—amounts payable by any party to this Agreement to another party to this Agreement, as described in Section 9.

          “Designated Assets” – those loans designated by Buyer in the aggregate remaining principal and interest amount of $6,090,333.01 as of the date of this Agreement and two pieces of real estate classified as other real estate owned by the Bank to be sold by the Bank in accordance with Section 7.2(h).

          “DGCL”—the Delaware General Corporation Law, as amended.

          “Disclosure Letter”—the disclosure letter delivered by Clayco and the Bank to Buyer on November 22, 2006.

          “Dissenting Shares”—as defined in Section 2.5(e).

          “Effective Time”—as defined in Section 2.2.

          “Election Notice”—as defined in Section 2.6(c).

          “Employment Agreements”—as defined in Section 7.2(d)(ii).

          “Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          “Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          “Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b)          fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c)          financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by CERCLA.

          “Environmental Law”— means any Legal Requirement relating to Hazardous Materials and/or the protection of human health or the environment by reason of a Release or Threatened Release or relating to liability for or costs of remediation or prevention of Releases of Hazardous Materials. “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42  U.S.C. §11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq.; the Clean Water Act, 33  U.S.C. §§1251 et seq.; the Clean Air Act, 42 U.S.C. §§7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§7401 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Endangered Species Act, 16 U.S.C. §§1531 et seq. and the National Environmental Policy Act, 42 U.S.C. §4321 et seq.

          “ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          “Escrow”—an amount equal to 20% of the Purchase Price, payable as set forth in Section 7.3(d).

          “Escrow Agreement”—as defined in Section 7.2(d)(iii).

          “Exchange Act”—the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          “Exchange Agent”—as defined in Section 2.5(d).

          “Exchange Fund”—as defined in Section 2.7(a).

          “Existing Policies”—as defined in Section 3.6.

          “Facilities”—any Real Property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

          “FDIC”—the Federal Deposit Insurance Corporation.

          “Federal Reserve Board”—the Board of Governors of the Federal Reserve System.

          “GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Clayco audited financial statements for the year ended December 31, 2005, were prepared.

          “GBCLM” —the General and Business Corporation Law of Missouri, as amended.

          “GLB Act”—the Graham-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as amended.

          “Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          “Governmental Body”—any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          “Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

          “Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          “Improvements”—all buildings, structures, fixtures and improvements located on the Land or included in the assets of any Acquired Company, including those under construction.

          “Indemnified Persons”—as defined in Section 9.2.

          “Intellectual Property Assets”—as defined in Section 3.22(a).

          “Interim Balance Sheet”—as defined in Section 3.4(b).

          “IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

          “IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

          “Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, executive officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

          “Land”—all parcels and tracts of land in which an Acquired Company has an ownership interest, including any parcels subject to a ground lease in favor of any Acquired Company.

          “Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

          “Loss Amount”—the amount, if any, by which the Buyer Price exceeds the greater of (a) the per share price obtained by the proposed seller for the shares of Buyer Common Stock designated in the Proposed Transfer Notice or (b) the lowest per share price of Buyer Common Stock, as quoted on Nasdaq, during the fourteen (14) day period after the date Buyer received the Proposed Transfer Notice.

          “Market Price”—the per share average of the last reported sale price of a share of Buyer Common Stock, as quoted on Nasdaq, for the twenty (20) consecutive full trading days ending at the close of trading on the last trading day five (5) Business Days prior to the Closing Date.

          “Marks”—as defined in Section 3.22(a)(i).

          “Material Adverse Effect”—means any event, change or effect that is materially adverse to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Acquired Companies or Buyer (as the case may be), taken as a whole.

          “Merger”—the merger of Clayco with and into Buyer.

          “Nasdaq”—the Nasdaq National Market or, if Buyer Common Stock is no longer traded on such market, on such other exchange on which such shares are traded.

          “Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any governmental program or private program in which an Acquired Company participates (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

          “Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

          “Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b)          such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          (c)          such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person;

except that with respect to the Acquired Companies, (i) reasonable additions to the loan loss reserve and charge-offs respecting the Bank and (ii) a one-year renewal of that certain Data Processing Services Agreement dated as of August 20, 2001, between CSB Bank (a predecessor of the Bank) and Jack Henry and Associates, Inc. will be deemed to be actions taken in the Ordinary Course of Business.

          “Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

          “Patents”—as defined in Section 3.22(a)(ii).

          “Patriot Act”—as defined in Section 3.15(e).

          “Per Share Consideration”—an amount equal to the Purchase Price divided by the aggregate number of Shares outstanding on the Closing Date, payable as set forth in Section 2.5.

          “Per Share Escrow”—an amount equal to the Escrow divided by the aggregate number of Shares outstanding on the Closing Date, payable as set forth in Section 7.3(d).

          “Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          “Plan of Merger”—as defined in Section 2.1.

          “Preliminary Title Report”—as defined in Section 7.2(i).

          “Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          “Proposed Transfer Notice”—as defined in Section 2.6(b).

          “Proprietary Rights Agreement”—as defined in Section 3.20(b).

          “Purchase Price”—$37,000,000.

          “Real Property”—the Land and Improvements and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land for, and as the primary means of access between, such Land and a public way, or for any other use upon which lawful use of such Land for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets, of any of the Acquired Companies.

          “Regulatory Reports”—as defined in Section 3.4(a).

          “Related Person”—with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any entity that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any entity in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

          (d)          any entity with respect to which such individual or one or more members of such individual’s Family serves as a director, executive officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, executive officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and minor children, and (iii) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

          “Release”—means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials in excess of any Reportable Quantity as that term is defined by CERCLA.

          “Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

          “Right of First Refusal”—as defined in Section 2.6(a).

          “SEC”—the Securities and Exchange Commission.

          “Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          “Seller Representative”—as defined in Section 7.2(j).

          “Shares”—as defined in the Recitals of this Agreement.

          “Stock Amount”—as defined in Section 2.5(c).

          “Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of Clayco or the Bank.  Clayco Statutory Trust I and Clayco Statutory Trust II, Connecticut statutory trusts, are not deemed to be “Subsidiaries” under this Agreement.

          “Tax”—any tax, charge, fee, levy, or other governmental assessment or imposition of any kind payable to any Governmental Body, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value-added, sales, use, service, Real Property, personal property, capital stock, license, payroll, withholding, disability, employment, social security, worker’s compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, and gains taxes, and (b) interest, penalties, and additions to tax imposed with respect thereto.

          “Tax Return”—any return (including any information return), report, form, or other document (including any related or supporting schedules or statements) filed or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          “Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

          “Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

          “Title Company”— Assured Quality Title Company.

          “Title Objections”—as defined in Section 7.2(i).

          “Title Policy”—a title policy which shall not contain any exceptions other than those which constitute the Condition of Title to which the Buyer has not objected pursuant to Section 7.2(i).

          “Trade Secrets”—as defined in Section 3.22(a)(iv).

2.	MERGER; CLOSING

	2.1	MERGER

          Subject to the terms and conditions of this Agreement, at the Effective Time, Clayco shall be merged with and into Buyer in accordance with the DGCL, the GBCLM, and the Plan of Merger attached as Exhibit 2.1 (the “Plan of Merger”). Buyer shall be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the State of Delaware. The Organizational Documents of Buyer as in effect immediately prior to the Effective Time shall be the Organizational Documents of the surviving corporation until thereafter amended as provided therein and by applicable law.  At the Effective Time, the Shares shall be converted into the right to receive cash and shares of capital stock of Buyer pursuant to this Section 2.

          For federal income tax purposes, it is intended that the merger of Clayco with and into Buyer shall qualify as a reorganization under Section 368 of the IRC and that this Agreement shall constitute the plan of reorganization, but Buyer makes no representation or warranty regarding tax treatment of the merger to any Acquired Company or to the Clayco shareholders, and Clayco shall instruct its shareholders to seek appropriate income tax advice.

2.2	CLOSING; EFFECTIVE TIME

          The closing of the Contemplated Transactions except the sale of the Designated Assets (the “Closing”), will take place at such date, time, and place as the parties may agree.  In the absence of such agreement, the Closing shall be held at the offices of Buyer’s counsel, Husch & Eppenberger, LLC, at 190 Carondelet Plaza, Suite 600, St. Louis, Missouri 63105, commencing at 10:00 a.m. (St. Louis time) on the date that is five (5) Business Days after receipt of all Consents of Governmental Bodies legally required to consummate the Contemplated Transactions and the expiration of all statutory waiting periods applicable to the Contemplated Transactions. The Merger shall be effective the date and time upon which the Merger is effective in the State of Delaware, or as otherwise stated in such certificate of merger (the “Effective Time”). Subject to Section 8, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.3	EFFECT OF MERGER

          At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the DGCL and the GBCLM.  At any time after the Effective Time, if Buyer shall consider that any further act is necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Buyer right, title, or interest in, to, or under any of the property, rights, privileges, powers, and franchises of Clayco or (ii) otherwise carry out the purposes of this Agreement, then the Acquired Companies and their respective officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to take such action, and the officers and directors of Buyer are fully authorized in the name of any Acquired Company to take such action.

2.4	DIRECTORS AND OFFICERS

          At the Effective Time, (a) the directors of Buyer immediately prior to the Effective Time shall be the directors of Buyer, as the surviving corporation, each to hold office in accordance with the Organizational Documents of Buyer; and (b) the officers of Buyer immediately prior to the Effective Time shall be the officers of Buyer, as the surviving corporation, in each case until their respective successors are duly elected or appointed.

2.5	CONVERSION OF SECURITIES; DISSENTING SHARES

                      (a)           Subject to subsection (d) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of Buyer or Clayco, each Share issued and outstanding immediately prior to the Effective Time, other than (i) Shares held in the treasury of Clayco, and (ii) Dissenting Shares, shall cease to be outstanding and shall be converted into the right to receive the Consideration, subject to the Escrow Agreement with respect to the Escrow.

                      (b)          Each Share held by Clayco as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as provided in this Section 2.5.

                      (c)          The “Consideration” shall be, for each Share, (i) an amount in cash equal to 40% of the Per Share Consideration (the “Cash Amount”), plus (ii) a number of shares of Buyer common stock, $0.01 par value (“Buyer Common Stock”), with a Closing Price equal to 60% of the Per Share Consideration (the “Stock Amount”). The shares included in the Stock Amount will not be registered with the SEC under the Securities Act or under any state securities laws, in reliance on the exemptions specified in such laws, and have not been approved or disapproved by the SEC, or by the securities regulatory authority of any state.  Such shares included in the Stock Amount will be subject to Section 2.6 regarding Buyer’s right of first refusal and to restrictions on resale and may not be sold or otherwise transferred without compliance with those rights and restrictions.

                      (d)          No fractional shares of capital stock of Buyer shall be issued in the Merger. In lieu of a fractional share of Buyer Common Stock, the holder of any Shares who would otherwise be entitled to receive such fractional share (after taking into account all Shares delivered by such holder) shall be entitled to receive a cash payment, without interest and rounded-up to the nearest whole cent, in an amount determined by multiplying the Closing Price by the fraction of a share of Buyer Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the bank or trust company designated by Buyer as the exchange agent (the “Exchange Agent”) shall so notify Buyer, and Buyer shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 2.5.

                      (e)          Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by Clayco shareholders who have validly exercised dissenter’s rights available under Section 351.455 of the GBCLM (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Consideration in accordance with this Section 2.5, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenter’s rights under the GBCLM. Dissenting Shares shall be treated in accordance with Section 351.455 of the GBCLM, if and to the extent applicable.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenter’s rights, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Consideration in accordance with this Section 2.5.  Clayco shall give Buyer (i) prompt notice of each and every notice of a Clayco shareholder’s intent to demand payment for the shareholder’s Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the GBCLM and received by Clayco relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 351.455 of the GBCLM, and (ii) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the GBCLM. Except with the prior written consent of Buyer, Clayco shall not voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Section 351.455 of the GBCLM.

2.6	BUYER RIGHT OF FIRST REFUSAL

                      (a)          Prior to the second anniversary of the Closing Date, if any Clayco shareholder desires to transfer any shares of Buyer Common Stock acquired in the Merger to a third party such shareholder shall first offer such shares to Buyer pursuant to this Section 2.6 (the “Right of First Refusal”).

                      (b)          Such proposed seller shall give written notice to Buyer stating such shareholder’s desire to transfer such shares, the number of shares proposed to be transferred, the exact name in which such shares are held of record and the address of such shareholder, and if a sale price has been negotiated with the third party, the price negotiated for such shares (the “Proposed Transfer Notice”). Each such Proposed Transfer Notice shall be deemed to have been duly given when actually received by one of the representatives of Buyer set forth below and shall be sent to the appropriate address and telecopier numbers set forth below (or to such other address and telecopier numbers as Buyer may designate by notice to Seller Representative):

Enterprise Bank & Trust
150 North Meramec Avenue, Suite 300
St. Louis, Missouri 63105-3753
Attention: Frank Sanfilippo Facsimile No.: 314-812-4045, 314-812-1576 and 314-812-1511

                      (c)          Buyer shall have fourteen (14) days from its receipt of the Proposed Transfer Notice to give the proposed seller written notice of its election to purchase such shares at a per share price equal to the Buyer Price (the “Election Notice”).

                      (d)          The closing of any such purchase by Buyer shall take place at the executive offices of Buyer at 10:00 a.m. local time on the date specified in the Election Notice, which shall not be more than three (3) Business Days after the date of the Election Notice, or at such other time and place as the parties to the transaction may agree.  At the closing, the proposed seller will deliver to Buyer certificates evidencing the shares to be purchased (properly endorsed or accompanied by stock powers, with signature guaranteed or similar appropriate documentation of authority to transfer).  Buyer shall pay the purchase price stated in the Election Notice in cash or immediately available funds.  In the event that the holder of the shares to be purchased by Buyer does not deliver such certificates with the required endorsement or stock powers to Buyer, as required by this subsection (d), such shares shall be deemed assigned and transferred to Buyer upon delivery of the purchase price, and Buyer’s transfer agent shall be authorized to record that the certificates have been acquired by Buyer.

                      (e)          If Buyer does not provide the Election Notice within fourteen (14) days after its receipt of the Proposed Transfer Notice, Buyer shall be deemed to have elected not to purchase the shares identified in the Proposed Transfer Notice, and the proposed seller may transfer such shares to a third party in accordance with the Proposed Transfer Notice for a period ending forty-four (44) days after the date of receipt by Buyer of the Proposed Transfer Notice; provided that such sale is made pursuant to an exemption from registration under the Securities Act and applicable state securities laws.

                      (f)          If (i) the Clayco shareholder is required to provide a Proposed Transfer Notice under Sections 2.6(a) and (b), and Buyer does not waive its right to purchase such shares within one Business Day after its receipt of the Proposed Transfer Notice, (ii) Buyer does not provide the Election Notice within fourteen (14) days after its receipt of the Proposed Transfer Notice, and (iii) the proposed seller transfers such shares in accordance with the Proposed Transfer Notice and the preceding sentence, Buyer shall pay such proposed seller an amount equal to (A) the Loss Amount (if any) multiplied by (B) the number of shares of Buyer Common Stock designated in the Proposed Transfer Notice, in cash or immediately available funds within five (5) Business Days after the proposed seller notifies Buyer that the transfer has closed.

2.7	EXCHANGE OF CERTIFICATES

                      (a)          Exchange Agent. On or before the Closing Date, Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Section 2.7: (i) cash in an aggregate amount sufficient to make the appropriate Cash Amount payments to each holder of Shares and (ii) authorization to issue certificates representing Stock Amount to be issued to each holder of Shares, in each case, net of the Escrow and of shares of Buyer Common Stock required to be escrowed under the Balsbaugh Escrow Agreement (such certificates and cash being referred to as the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose, except as expressly provided in this Agreement.  Buyer shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, any dividends or distributions with respect thereto promptly following the declaration and payment thereof, if any, to be paid and issued in exchange for Shares pursuant to this Section 2.7.

                      (b)          Exchange Procedures.

                         (i)          The parties and the Exchange Agent have agreed to the form of a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (the “Transmittal Letter”).  Each holder of record of a certificate representing Shares (a “Certificate” or “Certificates”) has delivered to the Exchange Agent (A) a duly executed Transmittal Letter and (B) instructions for effecting the surrender of the Certificates in exchange for the Consideration.

                         (ii)         At the Effective Time, with respect to each holder of Shares that surrenders a Certificate for cancellation to the Exchange Agent together with a Transmittal Letter, duly executed, and any other required documentation (including a Medallion signature guarantee, if required) at least 2 weeks prior to the Effective Time, the Exchange Agent shall pay the holder of such Certificate in exchange therefor the appropriate Consideration (and any unpaid dividends and distributions thereon as provided in this Section 2.7) subject to the Escrow Agreement and the Balsbaugh Escrow Agreement, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 2.7, and the Certificate so surrendered sh all forthwith be canceled. In the case of a holder of Shares that surrenders a Certificate and duly executed Transmittal Letter or any other required documentation (including a Medallion signature guarantee, if applicable) for cancellation to the Exchange Agent after two weeks prior to the Effective Time, the Exchange Agent shall promptly pay the appropriate Consideration (and any unpaid dividends and distributions thereon as provided in this Section 2.7) to the holder of such Certificate, in accordance with this Section 2.7(b)(ii), after receipt of all such items.

                         (iii)        In the event of a transfer of ownership of Shares which is not registered in the transfer records of Clayco, a transferee may exchange the Certificate representing such Shares for the Consideration and any unpaid dividends and distributions thereon as provided in this Section 2.7 if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid.

                         (iv)         In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the posting by such Person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will pay and issue in exchange for such lost, stolen, or destroyed Certificate the Consideration and any unpaid dividends and distributions thereon as provided in this Section 2.7, which such holder would have had the right to receive in respect of such lost, stolen, or destroyed Certificate.

                         (v)          Until surrendered as contemplated by this Section 2.7, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Consideration and any unpaid dividends and distributions thereon as provided in this Section 2.7, subject to the Escrow Agreement and the Balsbaugh Escrow Agreement with respect to the Buyer Common Stock required to be escrowed thereunder. No interest shall be paid on the Consideration.

                     (c)          Dividends and Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5(d), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate, there shall be paid to the holder of the Certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Buyer Common Stock.

                     (d)          No Further Rights in the Shares. The Consideration issued and paid upon conversion of the Shares (including the payment of the Escrow and the shares of Buyer Common Stock required to be escrowed under the Balsbaugh Escrow Agreement to the Escrow Agent) in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

                     (e)          Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of Clayco for six (6) months after the Effective Time shall be delivered to Buyer, upon demand, and any former shareholders of Clayco who have not theretofore complied with this Section 2.7 shall thereafter look only to Buyer to claim the Consideration, any cash in lieu of fractional shares of Buyer Common Stock, and any dividends or distributions with respect to Buyer Common Stock, in each case without interest thereon, and subject to Section 2.7(g).  Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body, to the extent permitted by applicable Legal Requirements, shall become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

                     (f)          No Liability. None of Buyer, Clayco or the Seller Representative shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a Governmental Body pursuant to any abandoned property, escheat, or similar Legal Requirements.  Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Clayco to establish the identity of those Persons entitled to receive the Consideration. Clayco’s stock transfer books shall be conclusive with respect thereto.

                     (g)          Withholding Rights. Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Legal Requirements relating to Taxes and pay such withholding amount over to the appropriate Governmental Body.  To the extent that amounts are so withheld by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

2.8	STOCK TRANSFER BOOKS

          At the Effective Time, the stock transfer books of Clayco shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of Clayco.  From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Legal Requirements.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Buyer for any reason shall be converted into the Consideration in accordance with Section 2.5, subject to applicable Legal Requirements in the case of Dissenting Shares.

2.9	BUYER COMMON STOCK

          The shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger, and at the Effective Time, such shares shall remain issued and outstanding.

2.10	ADJUSTMENTS FOR DILUTION AND OTHER MATTERS

          If, after November, 22, 2006 and prior to the Effective Time, Buyer or Clayco changes (or establishes a record date for changing) the number of shares of Buyer Common Stock or the number of Shares issued and outstanding as of November 22, 2006, as a result of a stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction with respect to such shares or Shares, and the record date for such transaction is after such date, and prior to the Effective Time, then the Consideration shall be appropriately and proportionately adjusted such that the aggregate consideration to be paid by Buyer to holders of Shares pursuant to Section 2.5 would be the same as if the Effective Time had been the close of business on November 22, 2006.

2.11	CLAYCO DIVIDEND

          From June 30, 2006 to the day prior to the Closing Date, Clayco may distribute to its shareholders by dividend or otherwise an amount of cash less than or equal to $1,300,000.

2.12	ACTIONS AND EXPENSES

          (a)       Buyer agrees that none of the following expenses, whether occurring or incurred before, at or after the Closing, will affect the Clayco’s consolidated shareholders’ equity, reduce the amount that Clayco can dividend or distribute to its shareholders before the Closing, or be treated as a Breach of any representation, warranty, covenant or obligation under this Agreement:

                      (i)          Any penalties related to cancellation by the Buyer of that certain Data Processing Services Agreement dated as of August 20, 2001, between CSB Bank (a predecessor of the Bank) and Jack Henry and Associates, Inc.

                      (ii)         Severance payments or benefits paid to Clayco or Bank employees, and any payments made to Jeffrey J. Kieffer, Michael D. Balsbaugh and Kenneth M. Hitt under their respective Change of Control Agreements with Clayco and the Bank (in the form provided to the Buyer) because of the Contemplated Transactions.

          (b)        Buyer will reimburse Clayco for an amount equal to 50% of the fees and expenses of KPMG for conducting the audit required by Section 8.1(b)(ii).

          (c)         Buyer will pay for the cost of preparing the Clayco and Bank tax returns and reports for the period beginning January 1, 2007 to the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES OF CLAYCO AND THE BANK

          As of November 22, 2006 (or such other date specifically indicated below) Clayco and the Bank represent and warrant to Buyer as follows:

3.1	ORGANIZATION AND GOOD STANDING

                      (a)          Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares held by each).

                      (b)          Clayco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri and a registered bank holding company under the BHCA, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Bank is a Kansas state bank that is duly organized, validly existing, and in good standing under the laws of the State of Kansas and a member of the Federal Reserve System, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                      (c)          The deposit accounts of the Bank are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by Legal Requirements, and the Bank has paid all deposit insurance premiums and assessments required by such Legal Requirements.

                      (d)           Clayco and the Bank have delivered to Buyer complete and accurate copies of their Organizational Documents, as currently in effect.

3.2	AUTHORITY; NO CONFLICT

                      (a)          This Agreement constitutes the legal, valid, and binding obligation of Clayco, the Bank, and Seller Representative, enforceable against them in accordance with its terms.  Upon the execution and delivery by the appropriate parties, including Clayco, the Bank, the Seller Representative, and the Escrow Agent of the Escrow Agreement, the Balsbaugh Escrow Agreement, the Employment Agreements and the Plan of Merger, and the execution of the Appointment of Representative by each Clayco shareholder (collectively, the “Clayco Closing Documents”), the Clayco Closing Documents will constitute the legal, valid, and binding obligations of such parties, as applicable, enforceable against them in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Assuming the filings and approvals described in Sections 5.4 and 6.1 are made and obtained (as the case may be), and the conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c) and 7.1(d) are satisfied, each of such parties has the absolute and unrestricted right, power, authority, and capacity to execute and deliver and to perform his or its obligations under this Agreement and the Clayco Closing Documents, as applicable.

                      (b)          Assuming the filings and approvals described in Sections 5.4 and 6.1 are made and obtained (as the case may be), and the conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c) and 7.1(d) are satisfied, except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                         (i)          contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the shareholders of any Acquired Company;

                         (ii)         contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

                         (iii)        contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

                         (iv)         contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter or as contemplated by this Agreement, no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3	CAPITALIZATION

          The authorized equity securities of Clayco consist of 200,000 shares of common stock, par value $1.00 per share, of which 31,190 shares are issued and outstanding and constitute the Shares. The Clayco shareholders identified on Part 3.3 of the Disclosure Letter are and will be on the Closing Date the record and beneficial owners and holders of the Shares, and all such Shares shall be free and clear of all Encumbrances as of the Closing.  Each such shareholder beneficially owns the number of Shares indicated on Part 3.3 of the Disclosure Letter.  All of the outstanding equity securities of the Bank are owned of record and beneficially by Clayco, free and clear of all Encumbrances.  No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company, except as set forth in Part 3.3 of the Disclosure Letter. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable.  Part 3.3 of the Disclosure Letter describes each Applicable Contract relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company.  None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement.  Except as set forth in Part 3.3 of the Disclosure Letter, no Acquired Company owns, or has any Applicable Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business (other than those acquired in connection with collection).

3.4	BANKING REPORTS; FINANCIAL STATEMENTS

                      (a)          Each Acquired Company has filed all forms, reports, and documents required to be filed with the Federal Reserve Board, the FDIC, the Kansas or Missouri banking authorities and any other applicable federal or state securities or banking authorities (collectively, the “Regulatory Reports”). The Regulatory Reports (i) were prepared in accordance with Legal Requirements, and (ii) at the time they were filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                      (b)           Clayco has delivered to Buyer: the unaudited consolidated balance sheet of Clayco as at December 31, 2005, and the related unaudited consolidated statements of income, changes in shareholders’ equity, and cash flow for the fiscal year then ended, (ii) the unaudited consolidated balance sheet of Clayco as at September 30, 2006 (the “Interim Balance Sheet”), and the related unaudited consolidated statement of income for the period then ended, and (iii) all bank financial reports, including all amendments thereto, filed with any Governmental Body by any Acquired Company for the years ended December 31, 2005, 2004 and 2003 and all such reports required to be filed after that date until the Closing Date.  Such financial statements and notes fairly present the financial condition and the results of operations, and, as applicable, the changes in shareholders’ equity, and cash flow, of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved.  No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of Clayco.

3.5	BOOKS AND RECORDS

          The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books and other corporate records of the Acquired Companies contain accurate and complete records of all meetings held of, and action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  The unexecuted minutes of the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies made available to Buyer prior to Closing are complete and correct and accurately reflect the minutes included in the minute books.  At the Closing, all of those books and records will be in the possession of the Acquired Companies.

3.6	TITLE TO PROPERTIES; ENCUMBRANCES

                      (a)          Part 3.6 of the Disclosure Letter contains a correct street address and tax parcel identification number of all tracts, parcels and subdivided lots included in the Real Property.

                      (b)           Part 3.6 of the Disclosure Letter contains a correct street address and tax parcel identification number of all tracts, parcels and subdivided lots in which any Acquired Company has a leasehold interest and an accurate description (by location, name of lessor, date of lease and term expiry date) of all leases of Real Property.

                       (c)           The Acquired Companies have provided the Buyer with true and correct copies of all existing title policies (the “Existing Policies”) related to the Real Property.

                       (d)           Except as set forth in Part 3.6 of the Disclosure Letter, the Acquired Companies have not subleased any Real Property.  Clayco has delivered or made available to Buyer copies of any instruments (as recorded, if applicable) by which the Acquired Companies acquired such leaseholds and interests and copies of all opinions, abstracts, and surveys in the possession of the Acquired Companies and relating to such leaseholds or interests.  True and complete copies of (A) all deeds and surveys of or pertaining to the Real Property and in the possession of the Acquired Companies and (B) all instruments, agreements and other documents listed in the Existing Policies or described in Part 3.6 of the Disclosure Letter have been delivered to the Buyer.

                       (e)          The Acquired Companies own all the assets (whether tangible or intangible) that they purport to own and as reflected as owned in the books and records of the Acquired Companies, including all of the assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice and except for any Real Property that Acquired Companies have acquired in the Ordinary Course of Business by foreclosure or by deed in lieu thereof), which subsequently purchased or acquired assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter.  All material assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except (a) security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of assets after the date of the Interim Balance Sheet (such security interests being limited to the assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

3.7	CONDITION AND SUFFICIENCY OF ASSETS

                      (a)           Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.  Except as set forth in Part 3.7 of the Disclosure Letter, to the Acquired Companies’ Knowledge, all Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of any Acquired Company.

                      (b)           Each item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business. No item of tangible personal property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of business.  All tangible personal property used in any Acquired Company’s business is in its possession.

3.8	LOAN PORTFOLIO

          Except as set forth in Part 3.8 of the Disclosure Letter, all loans and discounts shown on the Acquired Companies’ financial statements or that were entered into after the date of the most recent balance sheet included in the Acquired Companies’ financial statements were and shall be made for good, valuable, and adequate consideration in the Ordinary Course of Business of the Acquired Companies, in accordance with sound banking practices, and are not subject to any known defenses, set-offs, or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency, or similar laws or by general principles of equity. Except as set forth in Part 3.8 of the Disclosure Letter, the notes and other evidence of indebtedness evidencing such loans and all forms of pledges, mortgages, and other collateral documents and security agreements are valid, true, and genuine and perfected and what they purport to be. The Acquired Companies have complied and, prior to the Closing Date, shall comply with all material Legal Requirements relating to such loans.

3.9	ALLOWANCE FOR LOAN LOSSES; LOAN GUARANTEES

          The allowances for loan losses reflected on the Acquired Companies’ financial statements have been calculated, in all material respects, as of their respective dates, in a manner consistent with the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries.  All material guarantees of indebtedness owed to any Acquired Company, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, the Farmers Home Administration, or other Governmental Bodies, are valid and enforceable in accordance with their respective terms, except as may be provided by bankruptcy, solvency, or similar laws or by general principles of equity.

3.10	NO UNDISCLOSED LIABILITIES

          Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (a) amounts incurred in connection with the Transaction Documents (in an aggregate amount not to exceed $100,000), (b)  liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and (c) current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet.

3.11	TAXES

                      (a)          The Acquired Companies have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements, and all such federal and state income Tax Returns filed since February 14, 2001, have been timely filed. Clayco has made available to Buyer copies of each such Tax Return filed since the date it was incorporated, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of each type of Tax Return filed since the date it was incorporated.  The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                      (b)     The United States federal and state income Tax Returns of each Acquired Company subject to such Taxes are closed by the applicable statute of limitations for all taxable years through 2002. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, no Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

                      (c)     The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company’s liability for Taxes.  There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter.  No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company.  All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                      (d)     All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete.  There is no tax sharing agreement that will require any payment by any Acquired Company.  No Acquired Company is or ever has been an “S” corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to conversion of the Shares), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the conversion of the Shares) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer.  Part 3.11 of the Disclosure Letter lists all such target affiliates.

                      (e)     The Acquired Companies have no income tax liability (including interest and penalties) in connection with any deferred compensation agreement between the Bank and any employee under the deferred compensation provisions of the IRC, including Section 409A of the IRC, and any such liability is solely the responsibility of such employee.

3.12	NO MATERIAL ADVERSE CHANGE

          Since the date of the Balance Sheet, there has not been any Material Adverse Effect on the Acquired Companies, and no event has occurred or circumstance exists that may reasonably be expected to result in such a Material Adverse Effect on the Acquired Companies.

3.13	EMPLOYEE BENEFITS

                      (a)          As used in this Section 3.13, the following terms have the meanings set forth below.

“Company Other Benefit Obligation”—an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

           “Company Plan”—all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates, including Plans as to which an Acquired Company or an ERISA Affiliate was a Plan Sponsor, has contributed to, or has participated in, within the 3-year period preceding the Closing Date.  All references to Plans are to Company Plans unless the context requires otherwise.

“ERISA Affiliate”—with respect to an Acquired Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the IRC.

           “Other Benefit Obligations”—all obligations, arrangements, or customary practices to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans.  Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Section 132 of the IRC.

“Pension Plan”—as defined in Section 3(2)(A) of ERISA.

“Plan”—as defined in Section 3(3) of ERISA.

“Plan Sponsor”—as defined in Section 3(16)(B) of ERISA.

“Qualified Plan”—any Plan that meets or purports to meet the requirements of Section 401(a) of the IRC.

“Welfare Plan”—as defined in Section 3(1) of ERISA.

                      (b)           Part 3.13(b) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations and identifies as such all Company Plans that are Qualified Plans.  Except as set forth in Part 3.13(b) of the Disclosure Letter, the Acquired Companies and their ERISA Affiliates do not, and have not within the 3-year period preceding the Closing Date, participated in or contributed to any (i) voluntary employees’ beneficiary association under Section 501(c)(9) of the IRC, (ii) defined benefit  Pension Plans, (iii) Pension Plans that are subject to Title IV of ERISA, or (iv) Multi-Employer Plans (as defined in Section 3(37)(A) of ERISA).

                     (c)          Part 3.13(c) of the Disclosure Letter contains a complete and accurate list of (i) all ERISA Affiliates of each Acquired Company and (ii) all Plans.

                      (d)          Part 3.13(d) of the Disclosure Letter sets forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by such statement to disclose such information.

                      (e)          Part 3.13(e) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

                      (f)           With respect to Clayco and the Bank, Clayco and the Bank have delivered or made available to Buyer:

                          (i)           all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, and any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

(ii) all personnel, payroll, and employment manuals and policies;

(iii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(iv) all insurance policies purchased by or to provide benefits under any Company Plan;

(v) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

                           (vi)       all reports submitted since November 22, 2003, by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

(vii) a copy of the model notifications to employees of their rights under Section 601 et seq. of ERISA and Section 4980B of the IRC (commonly known as COBRA);

(viii) the Form 5500 filed in each of the most recent three (3) plan years, including all schedules thereto and the opinions of independent accountants;

                           (ix)       a sample of all notices that were given by any Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS or any participant or beneficiary, pursuant to statute, since November 22, 2003, excluding notices that are expressly mentioned elsewhere in this Section 3.13;

(x) all notices that were given by the IRS or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan since November 22, 2002; and

(xi) with respect to Qualified Plans, the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan, if any.

(g) Except as set forth in Part 3.13(g) of the Disclosure Letter:

                           (i)         The Acquired Companies have performed all of their respective obligations under all Company Plans and Company Other Benefit Obligations. Consistent with GAAP, the Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Company Plans and Company Other Benefit Obligations that have accrued but are not due.

                           (ii)       No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.

                           (iii)      The Acquired Companies, with respect to all Company Plans and Company Other Benefits Obligations, are, and each Company Plan and Company Other Benefit Obligation is, in full compliance with ERISA, the IRC, and other applicable Legal Requirements including the provisions of such Legal Requirements expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

(iv) No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975(c) of the IRC have occurred with respect to any Company Plan.

(v) No Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

(vi) No Acquired Company has any liability under Section 502 or 4071 of ERISA.

(vii) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                           (viii)      All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under Section 162 or 404 of the IRC. No amount, or any asset of any Company Plan, is subject to Tax as unrelated business taxable income.

                           (ix)        Except to the extent required by law or applicable IRS regulations, each Company Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(x) Except as required by law, since December 31, 2004, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

                           (xi)        Except as required by law, no event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                           (xii)       Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to any Acquired Company’s Knowledge, is Threatened.

(xiii) Other than as set forth in Part 3.13 of the Disclosure Letter, no Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of Section 401(a) of the IRC.

                           (xiv)      Each Qualified Plan of each Acquired Company is qualified in form and operation under Section 401(a) of the IRC; each trust for each such Plan is exempt from federal income Tax under Section 501(a) of the IRC.  No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                           (xv)       Each Acquired Company and each ERISA Affiliate of an Acquired Company has met the minimum funding standard, and has made all contributions required, under Section 302 of ERISA and Section 402 of the IRC.

(xvi) No Company Plan is subject to Title IV of ERISA.

                           (xvii)     No Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations at any facility or has withdrawn from any Pension Plan subject to Title IV of ERISA in a manner that would subject any Person to liability under Section 4062(e), 4063, or 4064 of ERISA.

                           (xviii)     No Acquired Company or any ERISA Affiliate of an Acquired Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated.  No event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Company Plan.

                           (xix)      No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under Section 307 of ERISA or Section 401(a)(29) of the IRC.

                           (xx)       No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan.  No event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                           (xxi)      The actuarial report for each Pension Plan of each Acquired Company and each ERISA Affiliate of each Acquired Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                           (xxii)     Since the last valuation date for each Pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no event has occurred or circumstance exists other than changes in the value of investments that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in Section 4001 of ERISA) to decrease, or the amount by which benefit liabilities exceed assets to increase.

(xxiii) No reportable event (as defined in Section 4043 of ERISA and in regulations issued thereunder) has occurred.

                           (xxiv)     No Acquired Company or any ERISA Affiliate of an Acquired Company has established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan (as defined in Section 3(37)(A) of ERISA) within the 6-year period preceding the Closing Date.

                           (xxv)      Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the IRC, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(xxvi) Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(xxvii) All Acquired Companies have complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the IRC.

(xxviii) No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the

Acquired Companies or subject to Tax under Section 280G or 4999 of the IRC; nor will any Acquired Company be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.

(xxix) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Part 3.14 of the Disclosure Letter:

                               (i)          each Acquired Company is, and at all times since inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                               (ii)         no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                               (iii)        no Acquired Company has received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                            (b)           Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company, including, without limitation, all required authorizations from the Federal Reserve Board, the FDIC, the Kansas or Missouri banking authorities and any other applicable regulatory authority. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                                (i)         each Acquired Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                                (ii)         no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

                              (iii)       no Acquired Company has received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, or termination of, or modification to, any Governmental Authorization; and

                              (iv)        all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

3.15 LEGAL PROCEEDINGS; ORDERS

(a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

(i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Acquired Companies’ Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  Clayco and the Bank have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a Material Adverse Effect on the Acquired Companies.

(b) Except as set forth in Part 3.15 of the Disclosure Letter:

(i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

(ii) no Acquired Company is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                                (iii)         to the Acquired Companies’ Knowledge, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c) Except as set forth in Part 3.15 of the Disclosure Letter:

                                (i)           each Acquired Company is, and at all times since February 14, 2001 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                                (ii)          no event has occurred since February 14, 2001, and no circumstance presently exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

                                 (iii)         no Acquired Company has received, at any time since February 14, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

                            (d)          No Acquired Company is subject to and there are no facts and/or circumstances in existence that will result in any Acquired Company becoming subject to, any written Order, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding, or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or has adopted any extraordinary board resolutions at the request of, any Governmental Body charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of any Acquired Company.  No Governmental Body has advised any Acquired Company that such Governmental Body is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding, or extraordinary supervisory letter or any such board resolutions, nor has any Governmental Body commenced an investigation in connection therewith.

                            (e)           No facts or circumstances exist which would cause any Acquired Company to be deemed to be (i) operating in violation of The Currency and Foreign Transactions Reporting Act and the regulations promulgated thereunder, as amended, the USA Patriot Act of 2001 and the regulations promulgated thereunder, as amended (the “Patriot Act”), any Order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering

Legal Requirements; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy laws and related Legal Requirements, including, without limitation, Title V of the GLB Act, and the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40.  To the extent required by applicable Legal Requirements, each Acquired Company has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the Patriot Act, and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act.  Each Acquired Company has complied in all respects with any applicable requirements to file reports and other necessary documents as required by the Patriot Act.

3.16	ABSENCE OF CERTAIN CHANGES AND EVENTS

          Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

                      (a)           change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock;

                      (b)           amendment to the Organizational Documents of any Acquired Company;

                      (c)           except as indicated in Part 3.20 of the Disclosure Letter, payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any shareholder, director, executive officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Applicable Contract with any director, executive officer, or employee;

                      (d)           adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                      (e)           damage to, or destruction or loss of, any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

                      (f)           entry into, termination of, or receipt of notice of termination of (i) any license, joint venture, borrowing by an Acquired Company, or similar agreement, or (ii) any Applicable Contract or transaction involving a total remaining commitment by or to any Acquired Company, of at least $25,000;

                      (g)           sale, lease, or other disposition of any asset or property of any Acquired Company (other than with respect to loans sold in the Ordinary Course of Business) in the aggregate exceeding $25,000, or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                      (h)           cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $25,000;

                      (i)          material change in the accounting methods used by any Acquired Company;

                      (j)          entry into any derivative instrument in a notional amount in excess of $500,000; or

                      (k)          agreement, whether oral or written, by any Acquired Company to do any  of the foregoing (other than negotiations with Buyer and its Representatives regarding the Contemplated Transactions).

3.17	CONTRACTS; NO DEFAULTS

                      (a)          Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Clayco and the Bank have delivered or made available to Buyer true and complete copies, of:

                          (i)           each Applicable Contract (other than agreements relating to loans, deposits, wholesale borrowings and securities purchases in the Ordinary Course of Business) that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $50,000;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $50,000;

(iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $10,000;

                           (iv)        each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

                           (v)         each licensing agreement or other Applicable Contract with respect to the Intellectual Property Assets, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                           (vii)       each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Related Person of an Acquired Company or limit the freedom of any Acquired Company or any Related Person of an Acquired Company to engage in any line of business or to compete with any Person;

(viii) each Applicable Contract providing for payments to or by any Person based on profits;

(ix) each power of attorney that is currently effective and outstanding, other than those received in the Ordinary Course of Business;

                           (x)          each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

(xi) each Applicable Contract for capital expenditures in excess of $50,000;

(xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

(xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth a list of the Applicable Contracts, and true and correct copies of such Applicable Contracts have been made available to Buyer.

(b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

                           (i)           no director, officer or 5% shareholder of an Acquired Company has or may acquire any rights under any Applicable Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                           (ii)          No officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any contract or other arrangement that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

                      (c)           Except as set forth in Part 3.17(c) of the Disclosure Letter, each Applicable Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Part 3.17(d) of the Disclosure Letter:

                           (i)          each Acquired Company is, and at all times has been, in full compliance with all applicable terms and requirements of each Applicable Contract under which such Acquired Company has any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is bound;

                           (ii)          each other Person that has any obligation or liability under any Applicable Contract (other than loans made by the Bank or deposits accepted by the Bank) under which an Acquired Company has any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Applicable Contract;

                           (iii)         no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract (other than loans made by the Bank or deposits accepted by the Bank); and

                           (iv)         no Acquired Company has given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract (other than loans made by the Bank or deposits accepted by the Bank).

                      (e)           There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Applicable Contracts (other than loans made by the Bank or deposits accepted by the Bank) with any Person and, no such Person has made written demand for such renegotiation.

                      (f)           The Applicable Contracts relating to the provision of services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18 INSURANCE

(a) Clayco and the Bank have delivered or made available to Buyer:

                           (i)          true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time since February 14, 2001;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any statement by the auditor of any Acquired Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) Part 3.18(b) of the Disclosure Letter describes:

(i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

                           (iii)         all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                      (c)           Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the five (5) preceding policy years (or less, if applicable) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth;

(i) the name of the claimant;

(ii) a description of the policy by insurer, type of insurance, and period of coverage;

(iii) the amount and a brief description of the claim; and

(iv) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                      (d)           Except as set forth in Part 3.18(d) of the Disclosure Letter, all policies to which any Acquired Company is a party or that provide coverage to any Acquired Company or any director or officer of an Acquired Company:

(i) are valid, outstanding, and enforceable;

(ii) to the Acquired Companies’ Knowledge, are issued by an insurer that is financially sound and reputable;

                           (iii)         taken together, provide insurance coverage in amounts customarily carried by persons conducting businesses or owning assets similar to those of the assets and the operations of the Acquired Companies for all risks to which the Acquired Companies are normally exposed;

(iv) are sufficient for compliance with all Legal Requirements and Applicable Contracts to which any Acquired Company is a party or by which any of them is bound;

(v) subject to the Buyer’s payment of premiums under each policy, will continue in full force and effect following the consummation of the Contemplated Transactions; and

(vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

                      (e)          No Acquired Company has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                      (f)           The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

                      (g)           The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

3.19	ENVIRONMENTAL MATTERS

          Clayco has provided Buyer with copies of any existing “Phase I” or other environmental studies on any of the Real Property. Except as set forth in Part 3.19 of the Disclosure Letter:

                      (a)           Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  No Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company or any other Person for whose conduct they are or may be held responsible or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                      (b)           There are no pending or, to the Knowledge of the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

                      (c)           No Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                      (d)           No Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                      (e)           There are no Hazardous Materials present on or in the Environment at the Facilities or, to the Knowledge of the Acquired Companies, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon, except for de minimis amounts of substances used at any property for maintenance or other like or similar purposes.  No Acquired Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of the Acquired Companies, any other Person has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest except in full compliance with all applicable Environmental Laws.

                      (f)           There has been no Release or, to the Knowledge of the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest or, to the Knowledge of the Acquired Companies, any geologically or hydrologically adjoining property, whether by any Acquired Company or any other Person.

                      (g)           Clayco and the Bank have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, about, under, or from the Facilities, or concerning compliance by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20	EMPLOYEES

                      (a)           Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each full-time employee and director of the Acquired Companies as of the date of this Agreement, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company’s profit-sharing, deferred compensation, stock option, cash bonus, insurance, medical, welfare, or vacation plan, other employee welfare benefit plan, or any other employee benefit plan or any director plan.

                      (b)           No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (a “Proprietary Rights Agreement”) that in any way adversely affects or will affect  (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with the Acquired Companies by any such employee or director.  To the Acquired Companies’ Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company, except, in the case of directors, in connection with the Contemplated Transactions.

                      (c)           Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the name and a description of benefits for each retired employee and director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future.

3.21	LABOR RELATIONS; COMPLIANCE

          No Acquired Company has been or is a party to any collective bargaining or other labor contract or agreement, and there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, except as described in Part 3.21 of the Disclosure Letter, or (c) any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.  Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22	INTELLECTUAL PROPERTY

                      (a)          Intellectual Property Assets. The term “Intellectual Property Assets” includes:

                          (i)           the names “Clayco Banc Corporation” and “Great American Bank,” the fictional business names, trade names, unregistered trademarks, service marks, and applications that are currently used by the Acquired Companies in the conduct of the business as currently conducted (collectively, “Marks”);

                           (ii)         all patents, patent applications, and inventions and discoveries that may be patentable that are currently used by the Acquired Companies in the conduct of the business as currently conducted (collectively, “Patents”);

                           (iii)        all copyrights in both published works and unpublished works that are currently used by the Acquired Companies in the conduct of the business as currently conducted (collectively, “Copyrights”); and

                           (iv)        all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints that are currently used by the Acquired Companies in the conduct of the business as currently conducted (collectively, “Trade Secrets”).

                      (b)           Agreements. Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Applicable Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which an Acquired Company is the licensee. There are no outstanding and, to the Acquired Companies’ Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                      (c)           Know-How Necessary for the Business.

                           (i)          The Intellectual Property Assets are all those reasonably necessary for the operation of the Acquired Companies’ businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in, or holds a perpetual, fully-paid license to, each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                           (ii)         Except as set forth in Part 3.22(c) of the Disclosure Letter, the Acquired Companies have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Intellectual Property Assets of the rights to such contributions that the Acquired Companies do not already own by operation of law. To the Acquired Companies’ Knowledge, no employee of any Acquired Company has entered into any contract or other arrangement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

(d) Patents.

(i) The Acquired Companies do not own any Patents.

(ii) No process or know-how used by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e) Service Marks.

                           (i)          Part 3.22(e) of the Disclosure Letter contains a complete and accurate list and summary description of all Marks.  One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

                           (ii)         All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Acquired Companies’ Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv) To the Acquired Companies’ Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                           (v)         No Mark is infringed or, to the Acquired Companies’ Knowledge, has been challenged or threatened in any way.  None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi) All materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) Copyrights. The Acquired Companies do not own any Copyrights, except with respect to unregistered copyrights in connection with written materials used in the Ordinary Course of Business.

(g) Trade Secrets.

                           (i)          With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) The Acquired Companies have taken all reasonable precautions consistent with prevailing industry practice to protect the secrecy, confidentiality, and value of their Trade Secrets.

                           (iii)        One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and, to the Acquired Companies’ Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23	CERTAIN PAYMENTS

          No Acquired Company or director, executive officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Related Person of an Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

3.24	DISCLOSURE; MATERIAL ADVERSE EFFECT

                      (a)           No representation or warranty of Clayco or the Bank in this Agreement and no statement in the Disclosure Letter, when taken together, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                      (b)           No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                      (c)           There is no fact known to any Acquired Company that has specific application to any Acquired Company (other than general economic or industry conditions) and that has a Material Adverse Effect or, as far as any Acquired Company can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

                      (d)           Except as set forth in Part 3.24 of the Disclosure Letter, since November 22, 2006, the Acquired Companies have notified Buyer in writing of any fact or condition of which any Acquired Company has become aware that causes or constitutes a Breach of any of the Acquired Company’s representations and warranties as of November 22, 2006, or of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

                      (e)           Except as set forth in Part 3.24 of the Disclosure Letter, from November 22, 2006 through the date of this Agreement, the Acquired Companies have complied with the provisions of Sections 5.2 and 5.3 of this Agreement as though such provisions had been in effect during that period.

3.25	RELATIONSHIPS WITH RELATED PERSONS

          Except as set forth in Part 3.17 of the Disclosure Letter, no current director, executive officer or 5% shareholder of any Acquired Company or any of their Related Persons has, or since February 14, 2001 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Acquired Companies’ businesses. Except as set forth in Part 3.25 of the Disclosure Letter, no current director, executive officer or 5% shareholder (or any of their Related Persons) of any Acquired Company has, since February 14, 2001, owned (of record or as a beneficial owner) a material interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with any Acquired Company with respect to any services of such Acquired Company (a “Competing Business”) in any market presently served by such Acquired Company except for less than 5% of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Part 3.25 of the Disclosure Letter, no current director, executive officer or 5% shareholder of Clayco or any Acquired Company or any of their Related Persons is a party to any Applicable Contract with, or has any claim or right against, any Acquired Company.

3.26	BROKERS OR FINDERS

          Clayco, the Bank, and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.27	DERIVATIVES

          All interest rate swaps, caps, floors, option agreements, futures, and forward contracts and other similar risk management arrangements, whether entered into for an Acquired Company’s own account or for the account of any Acquired Company’s customers, were entered into in accordance with prudent business practices and all applicable Legal Requirements and with counterparties believed to be financially responsible.

3.28	COMMUNITY REINVESTMENT ACT

          The Bank has complied with the provisions of the Community Reinvestment Act and the Legal Requirements related thereto (collectively, the “CRA”), has received a CRA rating of not less than “satisfactory,” has not received criticism from a Governmental Body with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or criticism from a Governmental Body with respect to discriminatory lending practices.

3.29	SECURITIES LAW MATTERS AND RESTRICTIONS ON RESALE

                      (a)      No Acquiring Company or anyone acting on its behalf will take any action that would cause the loss of the exemptions from the registration requirements of the Securities Act and applicable state securities laws relied upon by the Buyer.

                      (b)           All record and beneficial owners of Shares are, and at the Closing will be, “accredited investors” as defined in Regulation D promulgated by the SEC under the Securities Act. Each record or beneficial owner of Shares is acquiring Buyer Common Stock in the Merger for investment, and not with a view to selling or otherwise distributing such securities, other than pursuant to a registration statement under the Securities Act or in a transaction that is exempt from the registration requirements of the Securities Act or as otherwise specifically permitted under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Clayco and the Bank as follows:

4.1	ORGANIZATION AND GOOD STANDING

          Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, a registered bank holding company under the BHCA, and a financial holding company under the GLB Act.

4.2	AUTHORITY; NO CONFLICT

                      (a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the Escrow Agreement, the Balsbaugh Escrow Agreement and the Employment Agreements (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Assuming the filings and approvals described in Sections 5.4 and 6.1 are made and obtained (as the case may be), and the conditions set forth in Sections 7.1(b), 7.1(c) and 7.1(d) are satisfied.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

                      (b)          Assuming the filings and approvals described in Sections 5.4 and 6.1 are made and obtained (as the case may be), and the conditions set forth in Sections 7.1(b), 7.1(c) and 7.1(d) are satisfied, except for the consent of one lender, U.S. Bank National Association, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Organizational Documents;

(ii) any resolution adopted by the Board of Directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any contract to which Buyer is a party or by which Buyer may be bound.

Except for the Consent of U.S. Bank National Association, or as contemplated by this Agreement, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3	CERTAIN PROCEEDINGS

          There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.4	BROKERS OR FINDERS

          Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar fees in connection with this Agreement.

4.5	SEC DOCUMENTS; FINANCIAL STATEMENTS

          Buyer has made available via EDGAR to the Acquired Companies each statement, report, registration statement, definitive proxy statement, and other filings (including exhibits, supplements and schedules thereto) filed electronically with the SEC by Buyer (or its predecessors) (collectively, the “Buyer SEC Documents”), since January 1, 1997.  As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document.

5.	COVENANTS OF ACQUIRED COMPANIES

5.1	ACCESS AND INVESTIGATION

          Until the Closing Date, the Acquired Companies will, and will cause their Representatives (all of whom will have signed a confidentiality agreement in favor of the Acquired Companies) to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) reasonable access upon reasonable notice and during regular business hours, to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, as each of the foregoing relate to the Acquired Companies (such rights of access to be exercised in a manner that does not unreasonably interfere with the operation of the Acquired Companies) and (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request.

5.2	OPERATION OF THE ACQUIRED COMPANIES’ BUSINESSES

          Until the Closing Date, each Acquired Company will:

                      (a)           conduct the business of such Acquired Company only in the Ordinary Course of Business;

                      (b)           pay obligations and recognize revenue and expenses in accordance with GAAP and consistent with past practice;

                      (c)           use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

                      (d)           except as set forth in Part 5.2(d) of the Disclosure Letter, maintain the regulatory capital of the Bank such that the Bank is at all times “well-capitalized,” as that term is defined in 12 U.S.C. 1131o(b) and related FDIC regulations;

                       (e)           upon Buyer’s request, discuss with Buyer concerning operational matters of a material nature;

                      (f)           maintain such insurance in such amounts as are reasonable to cover such risks its management has reasonably determined to be prudent and as are customary in relation to the character and locations of its properties and the nature of its businesses consistent with past practices; and

                      (g)           otherwise report periodically to Buyer, upon request, concerning the status of the business, operations, and finances of such Acquired Company.

5.3	NEGATIVE COVENANT

          Except as otherwise expressly permitted by this Agreement, until the Closing Date, without the prior consent of Buyer, the Acquired Companies will not:

                      (a)           purchase any whole loans, mortgages, or loan participations or agented credits or other interests therein;

                      (b)           renew or renegotiate any loans or credits that are on any watch list and/or are classified;

                      (c)           take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 3.16 is reasonably likely to occur;

                      (d)           enter into any lease or other contract, agreement or arrangement (oral or written) with any shareholder, officer or director of an Acquired Company or any of their affiliates or family members; or

                      (e)           declare or pay any dividends or other distributions to shareholders without the Buyer’s prior written consent, except as specifically permitted in Section 2.11, except that the Bank may make cash dividends to Clayco so long as, after the payment of such dividend, the Bank remains “well-capitalized” as that term is defined in 12 U.S.C. 1831o(b) and related FDIC regulations.

5.4	[Intentionally omitted]

5.5	NOTIFICATION

                      (a)           Until the Closing Date, the Acquired Companies will promptly notify Buyer in writing if any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Acquired Company’s representations and warranties as of the date of this Agreement, or if any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Until the Closing Date, the Acquired Companies will promptly notify Buyer of the occurrence of any Breach of any covenant of any Acquired Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

                      (b)           Until the Closing Date, the Acquired Companies shall update the Disclosure Letter to reflect changes in the items listed therein occurring after the date of this Agreement and on or before the Closing Date.  The Acquired Companies may update the Disclosure Letter by delivering the updated provisions of the Disclosure Letter to Buyer with instructions to substitute the updated provisions of the Disclosure Letter in place of the appropriate original provisions of the Disclosure Letter.  Any updated provisions of the Disclosure Letter that the Acquired Companies deliver to Buyer under this Section 5.5 after the date hereof will be substituted in place of the appropriate original provisions of the Disclosure Letter and thereafter be part of this Agreement; provided, that, if the changes reflected in the updated provisions of the Disclosure Letter are necessary to satisfy the condition set out in Section 7.2(b), then Buyer may either (i) accept the updated provisions of the Disclosure Letter (in which case it will be substituted in place of the appropriate original provisions of the Disclosure Letter and thereafter be part of this Agreement) or (ii) reject the updated provisions of the Disclosure Letter by written notice to the Acquired Companies (in which case either Buyer or the Acquired Companies may terminate this Agreement under Section 8.1).  Any updated provisions of the Disclosure Letter that have not been rejected in writing by the Buyer as of the Closing will be deemed to be accepted by the Buyer.

5.6	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

          All indebtedness owed to an Acquired Company by any Related Person of an Acquired Company shall be paid in full prior to Closing, except as expressly provided in this Agreement.

5.7	NO NEGOTIATION

          Until such time, if any, as this Agreement is terminated pursuant to Section 8, the Acquired Companies will not, and will cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

5.8	BEST EFFORTS

          Until the Closing Date, the Acquired Companies will use their Best Efforts to cause the conditions in Section 7 to be satisfied, to consummate the Contemplated Transactions, and to cause the Merger to qualify as a reorganization under Section 368(a)(1) of the IRC.

5.9	SHAREHOLDER MEETING

          Clayco shall take all action necessary to properly call and convene a meeting of its shareholders as promptly as practicable after the date of this Agreement to consider and vote upon this Agreement and the Contemplated Transactions, or obtain the written consent of all of its shareholders in lieu of conducting a meeting.  Such shareholder vote or unanimous written consent shall include an approval and ratification of all prior actions by the Acquired Companies, including any actions that may be subject to challenge as the result of the failure of an Acquired Company to comply with all provisions of its Articles of Incorporation or Bylaws or applicable law. The Clayco Board of Directors shall recommend that the shareholders of Clayco approve of this Agreement and the Contemplated Transactions, unless the Clayco Board of Directors shall have determined in good faith based on advice of counsel that such actions would result in violation of its fiduciary duty to Clayco shareholders under applicable Legal Requirements.

5.10	LOAN RESERVES

          The Acquired Companies shall establish and take such reserves and accruals effective prior to the Closing as Buyer shall request to conform the Acquired Companies’ loan, accrual, and reserves policies to Buyer’s policies; provided, that such reserves and accruals shall not, for purposes of this Agreement or the Contemplated Transactions, (A) reduce Clayco’s consolidated shareholders’ equity, or (B) reduce the amount that Clayco can dividend or distribute to its shareholders before the Closing.

6.	COVENANTS OF BUYER

6.1	APPROVALS OF GOVERNMENTAL BODIES

          As promptly as practicable, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all required filings with the Federal Reserve Board, the FDIC, the Kansas or Missouri banking authorities and the Department of Justice).  Until the Closing Date, Buyer will, and will cause each Related Person to, cooperate with the Acquired Companies with respect to all filings that the Acquired Companies are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Acquired Companies in obtaining all Consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization. Upon request, Buyer shall furnish the Acquired Companies with copies of any filings made with Governmental Bodies and written communications from Governmental Bodies with respect to the Contemplated Transactions.

6.2	BEST EFFORTS

          Except as set forth in the proviso to Section 6.1, until the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 7 to be satisfied and to consummate the Contemplated Transactions.

6.3	DIRECTORS AND OFFICERS INSURANCE

          Buyer will promptly after the Closing prepay the premium necessary to maintain for a period of four (4) years the Acquired Companies’ existing directors’ and officers’ liability insurance policies with respect to matters occurring prior to the Effective Time in an aggregate amount not to exceed $12,000.

6.4	NOTIFICATION

          Until the Closing Date, Buyer will promptly notify the Acquired Companies in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Until the Closing Date, Buyer will promptly notify the Acquired Companies of the occurrence of any Breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

6.5	SEC DOCUMENTS

          Buyer will continue to file all required statements, reports, and other filings (including exhibits, supplements and schedules thereto) with the SEC for at least two (2) years after the Closing.

6.6	TRUST PREFERRED

          Prior to Closing, Buyer will execute and deliver to U.S. Bank National Association and Wilmington Trust Company, as the case may be, a supplemental indenture providing for the Buyer’s assumption of Clayco’s obligations under that certain Indenture, dated as of December 17, 2003, between Clayco and U.S. Bank National Association, and that certain Indenture dated as of September 15, 2005, between Clayco and Wilmington Trust Company, and will take such other reasonable actions as may be required to satisfy the conditions in such Indentures related to a merger or change in control of Clayco.

7.	CONDITIONS PRECEDENT TO CLOSING

7.1	CONDITIONS TO OBLIGATIONS OF PARTIES TO EFFECT THE MERGER

          The respective obligations of the parties to effect the Merger and the other Contemplated Transactions are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                      (a)          Shareholder Approval. This Agreement and the Contemplated Transactions shall have been approved and adopted by the board of directors of Clayco and the Bank and the shareholders of Clayco.

                      (b)          Federal Reserve Board. The Contemplated Transactions shall have been approved by the Federal Reserve Board, which approval shall not contain any condition that is unacceptable to Buyer, in its sole discretion.  All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied, and all waiting periods relating to such approval shall have expired.

                      (c)          No Order or Proceeding. No Governmental Body shall have enacted, issued, promulgated, enforced, or entered any Legal Requirement or Order which in effect prevents or prohibits consummation of the Contemplated Transactions or restricts the consummation of the Contemplated Transactions in a manner that would have a Material Adverse Effect on a party. No Proceeding shall have been commenced or Threatened against any party (i) involving any challenge to, or seeking damages or other relief in connection with, any Contemplated Transaction or (ii) that may have the effect of preventing, delaying, prohibiting, or otherwise interfering with any Contemplated Transaction.

                      (d)          No Material Adverse Change. Since June 30, 2006, no change has occurred in the business, financial, or other condition of the Acquired Companies, the banking industry, the assets of the Acquired Companies, or the prospects or projections of the Acquired Companies, in each case which would materially adversely impact the economic or business benefits of the Contemplated Transactions.

7.2	ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER

          Buyer’s obligations to effect the Merger and the other Contemplated Transactions are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                      (a)          Exemption from Registration. The requirements of an applicable exemption from registration of Buyer Common Stock issued in exchange for the Shares under the Securities Act and any applicable state securities laws shall be satisfied as of the Closing Date. Buyer shall have received all other Consents of Governmental Bodies necessary to issue Buyer Common Stock in exchange for the Shares and to consummate the Merger.

                      (b)          Accuracy of Representations. All of the Acquired Companies’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of November 22, 2006, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date. The contents of the Disclosure Letter and any supplements to the Disclosure Letter accepted by the Buyer in accordance with Section 5.5 will be included in the representations and warranties for purposes of satisfying this condition.

                      (c)          Acquired Companies’ Performance. All of the covenants and obligations that the Acquired Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                      (d)          Documents. Each of the following documents must have been delivered to Buyer:

(i) an opinion of Lathrop & Gage, L.C., counsel to the Acquired Companies, dated the Closing Date and in form and substance acceptable to Buyer and its counsel;

(ii) employment agreements in the form attached as Exhibit 7.2(d)(ii), executed by Jeffrey J. Kieffer and Michael D. Balsbaugh (collectively, the “Employment Agreements”);

(iii) an escrow agreement in the form of Exhibit 7.2(d)(iii), executed by the Escrow Agent and Seller’s Representative (the “Escrow Agreement”);

(iv) a certificate executed on behalf of Clayco by Clayco’s chief executive officer and secretary, certifying that the conditions set forth in Sections 7.2(b) and 7.2(c) are true to their Knowledge.

                           (v)         certified copies of the Acquired Companies’ Organizational Documents and resolutions of the Acquired Companies’ Boards of Directors and shareholders evidencing the authorization and approval of all corporate action necessary to consummate the Contemplated Transactions;

(vi) an escrow agreement in the form of Exhibit 7.2(d)(vi), executed by the Escrow Agrent and Michael Balsbaugh (the “Balsbaugh Escrow Agreement”);

(vii) at Clayco’s cost, a Title Policy from the Title Company for all Real Property owned by any Acquired Company;

                           (viii)      such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of any of the Acquired Companies’ representations and warranties, (B) evidencing the performance by the Acquired Companies of, or the compliance by the Acquired Companies with, any covenant or obligation required to be performed or complied with by them, (C) evidencing the satisfaction of any condition referred to in this Section 7, or (D) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                      (e)          Consents. Each of the Consents identified in Part 3.2 of the Disclosure Letter and the Consent from Buyer’s lender must have been obtained and must be in full force and effect.

                      (f)          Dissenting Shares. The holders of no more than 3% of the Shares shall have asserted dissenters’ rights.

                      (g)          Phase II Reports. Clayco and the Bank shall have paid the costs of Phase II environmental studies on each item of Real Property owned by an Acquired Company prior to Closing.

                      (h)          Sale of Designated Assets. Clayco and the Bank shall have completed the sale of the Designated Assets to a newly formed entity owned by the Seller Representative and Michael Balsbaugh, without recourse to the Bank, for an aggregate cash purchase price of $5,639,514.01.

                      (i)          Title Policies. Clayco has delivered to the Buyer at Clayco’s cost a preliminary title report from the Title Company with respect to all Real Property owned by any Acquired Company (“Preliminary Title Report”). The condition of title to the Real Property as disclosed by the Preliminary Title Report shall be referred to as the “Condition of Title”.  If any Encumbrance arises or is discovered after the delivery of the Preliminary Title Report, the party discovering such Encumbrance shall promptly give written notice to the other parties. No later than five (5) days after delivery of the notice of such additional Encumbrance, Buyer may notify Clayco in writing of objections to the Condition of Title because of such additional Encumbrance (the “Title Objections”).  If Buyer delivers such notice, Acquired Companies shall have 10

Business Days after delivery of such notice by Buyer to give notice that the Acquired Companies are willing to cause the Title Objections to be removed or cured.

                      (j)          Seller Representative.  Each Clayco shareholder shall have executed and delivered to the Buyer an Appointment of Representative to act as such shareholder’s representative (“Seller Representative”) in the form attached as Exhibit 7.2(j).

                      (k)          Mechanics’ Liens. On or before the Closing, the Acquired Companies shall (a) pay for all materials, supplies, and work provided or ordered for the Real Property owned by any of them for which a labor, materialman’s, or mechanics’ lien may be claimed under applicable law and (b) if required by the Title Company, provide the Title Company with such indemnifications or security as it may require to insure title to the owned Real Property at the Closing with coverage over any unrecorded labor, materialman’s, or mechanics’ claim of lien.

7.3	ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIRED COMPANIES

          The Acquired Companies’ obligations to effect the Merger and the other Contemplated Transactions are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                      (a)          Accuracy of Representations. The representations and warranties of Buyer in this Agreement shall be true and correct in all respects (ignoring for this purpose all materiality or Material Adverse Effect qualifications in such representations and warranties) when made and as of the Closing (taking into consideration any supplements to the Disclosure Letter) as though such representations and warranties were made on and as of such time (other than (i) representations and warranties expressly made as of an earlier date, which shall have been true and correct as of such earlier date, and (ii) failures to be true and correct that do not, in the aggregate, constitute a Material Adverse Effect on the Buyer).

                      (b)          Buyer’s Performance. All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                      (c)          Consents. Each of the Consents identified in Part 3.2 of the Disclosure Letter and the Consent of Buyer’s lender referenced in Section 4.2 must have been obtained and must be in full force and effect.

                      (d)          Consideration. Buyer must have delivered the amount of the Escrow and the shares of Buyer Common Stock required to be escrowed under the Balsbaugh Escrow Agreement to the Escrow Agent.  In addition, Buyer must have delivered to the Exchange Agent the Consideration, net of the Escrow and the shares of Buyer Common Stock required to be escrowed under the Balsbaugh Escrow Agreement.

                      (e)          Documents. Each of the following documents must have been delivered to the Acquired Companies:

(i) an opinion of Husch & Eppenberger, LLC, counsel to Buyer, dated the Closing Date and in form and substance acceptable to the Acquired Companies and their counsel;

                           (ii)         a certificate executed on behalf of Buyer by Buyer’s chief executive officer or executive vice president and chief financial officer certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) are true to their Knowledge, except as otherwise stated in such certificate;

(iii) the Employment Agreements, executed by Buyer;

(iv) the Escrow Agreement, executed by Buyer; and

                           (v)         such other documents as the Acquired Companies may reasonably request for the purpose of (A) enabling their counsel to provide the opinion referred to in Section 7.2(d)(i), (B) evidencing the accuracy of any representation or warranty of Buyer, (C) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (D) evidencing the satisfaction of any condition referred to in this Section 7, or (E) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.	TERMINATION

	8.1	TERMINATION EVENTS

          This Agreement may be terminated, by notice given prior to or at the Closing:

                      (a)          by either Buyer or the Acquired Companies if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived, (or, if such Breach is subject to cure, if such Breach has not been cured) within 10 Business Days after the date of written notice of such Breach from the other party.

                      (b)          by Buyer if:

(i) any condition in Section 7.1 or 7.2 has not been satisfied as of the Closing Date (other than through the failure of the Buyer to comply with its obligations under this Agreement),

                           (ii)         on or before February 28, 2007, the Acquired Companies have not delivered the audited consolidated balance sheets of Clayco as at December 31, 2005 and the related audited consolidated statements of income, changes in shareholders’ equity, and cash flow for the fiscal years then ended, together with the unqualified report thereon of KPMG, independent certified public accountants, in accordance with GAAP,

(iii) the Market Price is less than $24.00 or greater than $36.00,

(iv) the Audit Adjustment is more than $150,000,

                           (v)         the Acquired Companies fail to deliver timely notice that they are willing to cause the Title Objections to be removed or cured or fail to remove or cure the Title Objections prior to the Closing, or

                           (vi)        satisfaction of any condition in Section 7.1 or 7.2 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

                      (c)          by the Acquired Companies if (i) the Market Price is less than $24.00 or more than $36.00, (ii) any condition in Section 7.1 or 7.3 has not been satisfied as of the Closing Date (other than through the failure of any of the Acquired Companies to comply with its or their obligations under this Agreement), or (iii) satisfaction of such a condition is or becomes impossible (other than through the failure of any Acquired Company to comply with its obligations under this Agreement) and the Acquired Companies have not waived such condition on or before the Closing Date;

                      (d)          by mutual consent of Buyer and the Acquired Companies; or

                      (e)          by either Buyer or the Acquired Companies if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2007, or such later date as the parties may agree upon; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a Breach of this Agreement.

8.2	EFFECT OF TERMINATION

          Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue the legal remedies set forth in Section 9.1(b)(i) will survive such termination unimpaired.

9.	INDEMNIFICATION; REMEDIES

	9.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

                      (a)          All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 7.2(d)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.  The right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted by, or any Knowledge capable of being acquired by, Buyer, or its affiliates or representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                      (b)          The parties shall have, as their sole and exclusive remedies relating to this Agreement or the Contemplated Transactions, the following:

                           (i)          For claims made before Closing, the parties shall have any remedy available at law or in equity provided, however, in no event shall any party be entitled to any indirect, special, incidental or consequential damages or loss, including without limitation, loss of profits, income or business opportunities by the other party or any party claiming through such other party.

                           (ii)         For claims asserted after Closing under this Agreement, except for claims based upon fraud or intentional misrepresentation, the parties shall have the indemnification remedies as provided in this Article 9.

(iii) For claims made at any time based upon fraud or intentional misrepresentation, the parties shall have any remedy available at law or in equity.

(iv) For claims made under any agreement related to this Agreement, the parties shall have any remedy at law or equity, except as expressly limited in such agreement.

(v) Nothing in this Agreement or any other Seller Closing Document is intended to waive or limit any remedies available to the Clayco shareholders under applicable federal or state securities laws.

9.2	INDEMNIFICATION AND PAYMENT OF DAMAGES

          Upon the effectiveness of the Merger, the Clayco shareholders, jointly and severally, shall be deemed to indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

                      (a)          any Breach of any representation or warranty made by the Acquired Companies in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by the Acquired Companies pursuant to this

Agreement, at the time such representation or warranty was made, except for any such Breach waived by the Buyer in writing prior to the Closing or by the acceptance of a supplement to the Disclosure Letter pursuant to Section 5.5, provided that for purposes of this subsection, no effect will be given to Part 3.19 of the Disclosure Letter;

                      (b)          any Breach of any representation or warranty made by the Acquired Companies in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter accepted by the Buyer pursuant to Section 5.5, provided that for purposes of this subsection, no effect will be given to Part 3.19 of the Disclosure Letter;

                      (c)          any Breach by any Acquired Company of any covenant or obligation of such Acquired Company in this Agreement (other than a Breach as to which the Acquired Companies provided the Buyer with written notice at least 10 Business Days prior to the Closing);

                      (d)          any Breach by Seller Representative of any covenant or obligation of Seller Representative in this Agreement or any Clayco Closing Document;

                      (e)          any services provided by any Acquired Company prior to the Closing Date (other than with respect to a Breach covered by subsections 9.2(c) or (d));

                      (f)          the amount by which Clayco’s consolidated shareholders’ equity as of the Closing is less than $13.1 million, if any;

                      (g)          the amount of capital needed to make the Bank “well-capitalized,” (as that term is defined in 12 U.S.C. 1131o(b) and related FDIC regulations) as of the Closing, if any;

                      (h)          any matter disclosed in Part 3.7, 3.10 and 3.18(e) of the Disclosure Letter or related to the enforcement of the rights of Clayco or the Bank in connection with trust preferred securities outstanding as of the Closing;

                      (i)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

                      (j)          the repurchase by Clayco of any of its Shares prior to the Closing; and

                      (k)          notwithstanding any information included in the Disclosure Letter, the Designated Assets and the sale of the Designated Assets by the Bank, including any costs related to (i) providing information requested, or complying with any inquiry, by any regulatory authority and (ii) any claim or legal action related to the Designated Assets as the result of actions taken on or after the Closing Date.

          To the extent of cash and stock available in the Escrow, all payment of Damages to Buyer shall be made from the Escrow Fund, pro-rata based on the interests of all Clayco shareholders therein. Damages related to a breach of warranty of Section 3.3 regarding ownership of Shares and the absence of Encumbrances thereon shall be paid first from the portion of the Escrow Fund attributable to the individual Clayco shareholder to whom the breach of Section 3.3 relates, and only thereafter from the Escrow Fund for the accounts of the other Clayco shareholders. Nothing in this Agreement shall bar or adversely affect the rights of such other Clayco shareholders to claim indemnity or subrogation rights against any Clayco shareholder to whom the breach of Section 3.3 relates.

          For purposes of this Section 9, in determining the amount of any Damages, any qualifications or limitations as to materiality (whether by reference to a material adverse change or otherwise) contained in any representation, warranty, covenant, or obligation shall be disregarded, as it is the parties’ intention that the $100,000 threshold amount for indemnification set forth in Section 9.5 be the sole measure of materiality for all representations, warranties, covenants, and obligations in the aggregate.

9.3	INDEMNIFICATION AND PAYMENT OF DAMAGES — ENVIRONMENTAL MATTERS

          In addition to the provisions of Section 9.2, notwithstanding any information in Part 3.19 of the Disclosure Letter, the Clayco shareholders, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

                      (a)          any Environmental, Health, and Safety Liabilities arising out of or relating to: (i)(A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii)(A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

                      (b)          any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of Real Property), or other damage of or to any Person, including any employee or former employee of any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

          To the extent set forth in Section 9.6, the Clayco shareholders, acting solely through the Seller’s Representative, may control any Cleanup, any related Proceeding, and any other Proceeding with respect to which indemnity may be sought under this Section 9.3.

9.4	TIME LIMITATIONS

          If the Closing occurs, the Clayco shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date, Buyer notifies the Escrow Agent and Seller Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer, except that each Clayco shareholder will have continuing liability with respect to fraud or intentional misrepresentation by such shareholder, but not with respect to any other Clayco shareholder.

9.5	LIMITATIONS ON AMOUNT

          The Clayco shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 9.2 (other than subsection 9.2(f), (g), (i), (j) and (k)) and 9.3 (a) until the total of all Damages with respect to such matters exceeds $100,000, and then only for the amount by which such Damages exceed $100,000, and (b) to the extent such Damages exceed the Escrow (including any interest, dividends, and distributions on the Cash Amount held in the Escrow, but excluding any interest, dividends, and distributions on the Stock Amount held in Escrow) unless such Damages arise from or in connection with fraud or intentional misrepresentation by such shareholder.

9.6	PROCEDURE FOR INDEMNIFICATION

                      (a)          Promptly after receipt by an Indemnified Person of the commencement of any Proceeding against it or the discovery by an Indemnified Person of a claim for Damages, such Indemnified Person will give notice to the Escrow Agent and Seller Representative of such claim, but the failure to notify the Escrow Agent and Seller Representative promptly will not relieve the Clayco shareholders of any liability that they may have to any Indemnified Person (subject to the provisions of Section 9.4).  Such notice by an Indemnified Person will describe the claim in reasonable detail to the extent such information is known by the Indemnified Person, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by an Indemnified Person. The Escrow Agent shall promptly reimburse an Indemnified Person in accordance with the Escrow Agreement.

                      (b)          In the event of a third-party claim, the Seller Representative, on behalf of the Clayco shareholders will have the right to participate in the defense of such third-party claim and, to the extent that the Seller Representative elects (unless (i) a Clayco shareholder is also a person against whom the third-party claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Seller Representative fails to provide reasonable assurance to the Indemnified Person of the financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Person.  After notice from the Seller Representative to the Indemnified Person of the election to assume the defense of such third-party claim, the Clayco shareholders shall not, so long as the Seller Representative diligently conducts such defense, be liable to the Indemnified Person under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim, other than reasonable costs of investigation.  If the Seller Representative assumes the defense of a third-party claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such third-party claims may be effected by the Seller Representative without the Indemnified Person’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any person, (B) the sole relief provided is monetary damages that are paid in full by the Clayco shareholders, and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such third-party claims effected without its prior written consent.  If notice is given to the Seller Representative of the assertion of any third-party claim and the Seller Representative does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of his election to assume the defense of such third-party claim, the Clayco shareholders will be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Person.

                      (c)          Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Seller Representative, assume the exclusive right to defend, compromise or settle such third-party claim, but the Clayco shareholders will not be bound by any determination of any third-party claim so defended for the purposes of this Agreement or any compromise or settlement effected with the prior written consent of the Seller Representative (which may not be unreasonably withheld).

                      (d)          The Seller Representative hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a third-party claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on the Seller Representative with respect to such a claim anywhere in the world.

                      (e)          With respect to any third-party claim subject to indemnification under this Section 9.6: (i) both the Indemnified Person and the Clayco shareholders, as the case may be, shall keep the other party fully informed of the status of such third-party claim and any related Proceedings at all stages thereof where such person is not represented by his or her own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the property and adequate defense of any third-party claim.

                      (f)          The Escrow Agent shall promptly reimburse an Indemnified Person after receipt of the required notice in accordance with the Escrow Agreement.

10.	GENERAL PROVISIONS

	10.1	EXPENSES

          Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

10.2	PUBLIC ANNOUNCEMENTS

          Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines.  Unless consented to by Buyer in advance, the Acquired Companies shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Clayco and Buyer will mutually agree upon the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

10.3	CONFIDENTIALITY

                      (a)          Until the Closing Date, except to the extent disclosure is required by Buyer under applicable federal securities laws, Buyer and the Acquired Companies will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with Proceedings.  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request and will maintain the confidentiality of such information for a period of five (5) years after the date hereof.

                      (b)          If the Closing does not occur, for a period of one year after termination of this Agreement, Buyer will not, directly or indirectly, solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Acquired Companies any individual who is, has agreed to be or within one year of solicitation, employment, retention, interference or enticement has been employed or retained by any of the Acquired Companies in any capacity.

                      (c)          Upon the Breach of any of the provision of this Section 10.3, the non-breaching party, in addition to other rights and remedies, may apply to any court of law or equity for specific performance or injunctive relief, without the requirement to post bond or any other security.

10.4	NOTICES

          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Acquired Companies:

Jeffrey J. Kieffer
33050 West 83rd Street
PO Box 429
De Soto, Kansas 66018
Facsimile No. 913-585-3266

with a copy to:

Mark A. Bluhm
Lathrop & Gage L.C.
2345 Grand Boulevard, Suite 2800
Kansas City, Missouri 64108-2612
Facsimile No. 816-292-2001

Buyer:

Enterprise Bank & Trust
150 North Meramec Avenue, Suite 300
St. Louis, Missouri 63105-3753
Attention: Peter F. Benoist
Facsimile No.: 314-812-4045

with a copy to:

Mary Anne O’Connell
Husch & Eppenberger, LLC
190 Carondelet Plaza, Suite 600
St. Louis, Missouri 63105-3441
Facsimile No.: 314-480-1505

Seller Representative:

Jeffrey J. Kieffer
33050 West 83rd Street
PO Box 429
De Soto, Kansas 66018
Facsimile No. 913-585-3266

with a copy to:

Mark A. Bluhm
Lathrop & Gage L.C.
2345 Grand Boulevard, Suite 2800
Kansas City, Missouri 64108-2612
Facsimile No. 816-292-2001

10.5	JURISDICTION; SERVICE OF PROCESS

          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, if brought by or on behalf of Buyer shall be brought against the other parties in the courts of the State of Missouri, County of Jackson, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Missouri.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, if brought by or on behalf of Clayco, the Bank, the Seller Representative or Clayco’s shareholders shall be brought against the other parties in the courts of the State of Kansas, Johnson County, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Kansas. Each of the parties consents to the jurisdiction of all such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.6	FURTHER ASSURANCES

          The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.7	WAIVER

          The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.8	ENTIRE AGREEMENT AND MODIFICATION

          This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.9	DISCLOSURE LETTER

          The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.10	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

          Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.11	SEVERABILITY

          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.12	SECTION HEADINGS, CONSTRUCTION

          The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.13	TIME OF ESSENCE

          With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.14	GOVERNING LAW

          This Agreement will be governed by the laws of the State of Missouri without regard to conflicts of laws principles.

10.15	COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page blank]

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Enterprise Financial Services Corp		Seller Representative

By:	/s/ Peter F. Benoist	By:	/s/ Jeffrey J. Kieffer

	Peter F. Benoist		Jeffrey J. Kieffer
Chairman and Executive Vice-President

Clayco Banc Corporation		Great American Bank

By:	/s/ Jeffrey J. Kieffer	By:	/s/ Jeffrey J. Kieffer

	Jeffrey J. Kieffer, President and CEO		Jeffrey J. Kieffer, President and CEO

Exhibit 2.1

Form of Plan of Merger

          Agreement of Merger and Plan of Merger (this “Agreement”), dated as of _______, 2007, pursuant to Section 252 of the General Corporation Law of the State of Delaware and Section 351.458 of the General and Business Corporation Law of Missouri, is between Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”), and Clayco Banc Corporation, a Missouri corporation (“Clayco”).

RECITALS

          Clayco, Great American Bank, Jeffrey J. Kieffer, as Seller Representative, and Enterprise Financial Services Corp entered into an Amended and Restated Agreement and Plan of Merger, dated as of __________, 2007 (the “Agreement and Plan of Merger”), pursuant to which this Agreement is executed.

          Enterprise and Clayco desire to merge into a single corporation, with Enterprise being the surviving corporation (the “Surviving Corporation”).

AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions of this Agreement, Enterprise and Clayco do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

          FIRST: Clayco shall be and hereby is merged into Enterprise, the Surviving Corporation.

          SECOND: The Certificate of Incorporation of Enterprise, as in effect on the date of the merger provided for in this Agreement, shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation.

          THIRD: Each share of Enterprise common stock issued and outstanding immediately prior to the date of the merger provided for in this Agreement shall be unaffected by the merger and shall remain issued and outstanding.

          FOURTH: Each share of Clayco common stock issued and outstanding immediately prior to the date of the merger provided for in this Agreement shall be converted into the right to receive cash and shares of common stock of Enterprise in accordance with the Agreement and Plan of Merger.

          FIFTH: The authorized unissued shares or the treasury shares of common stock of Enterprise to be issued or delivered under the Agreement, (plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the Agreement) do not exceed twenty percent (20%) of the shares of common stock of Enterprise outstanding immediately prior to the effective date of the Merger.

          SIXTH: The terms and conditions of the merger are set forth in the Agreement and Plan of Merger, including, without limitation, the following:

          (a)     The by-laws of Enterprise as they exist immediately prior to the date of the merger provided for in this Agreement shall be and remain the by-laws of the Surviving Corporation until the same shall be altered, amended, or repealed as therein provided.

          (b)     The directors and officers of Enterprise immediately prior to the date of the merger provided for in this Agreement shall be the directors and officers of the Surviving Corporation and shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.

          (c)     This merger shall become effective upon filing the following with the Secretary of State of the State of Missouri: (i) Summary Articles of Merger and (ii) a copy of the Certificate of Merger certified by the Secretary of State of the State of Delaware.

          SEVENTH: The Surviving Corporation shall promptly pay to dissenting shareholders of Clayco the amounts, if any, to which such shareholders shall be entitled under Section 351.455 of the General and Business Corporation Law of Missouri.

          EIGHTH: The Surviving Corporation may be served with process in the State of Missouri in any proceeding based upon any cause of action against Clayco arising in the State of Missouri prior to the issuance of the Certificate of Merger by the Secretary of State of the State of Missouri and in any proceeding for the enforcement of the rights of a dissenting shareholder of Clayco against the Surviving Corporation. The Surviving Corporation hereby irrevocably appoints the Secretary of State of the State of Missouri as its agent for purposes of accepting service of process in such causes of action and proceedings.

          IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused these presents to be executed by the duly authorized representative of each party hereto as the respective act, deed, and agreement of said corporations on date first written above.

Enterprise Financial Services Corp

By:

Name:	Peter Benoist
Title:	Chairman and Executive Vice-President

Clayco Banc Corporation

By:

Name:	Jeffrey J. Kieffer
Title:	President and CEO

Exhibit 7.2(d)(ii)

ENTERPRISE FINANCIAL SERVICES CORP
EXECUTIVE EMPLOYMENT AGREEMENT

          THIS AGREEMENT, is made by and between _________ (the “Executive”) and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the “Company”), effective as of _________, 2007 (the “Effective Date”).

          WITNESSETH:

          WHEREAS, Executive desires to be employed or to continue to be employed by the Company, and the Company desires to employ or continue to employ Executive, on the terms, covenants and conditions hereinafter set forth in this Agreement.

          NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements herein set forth, the Company and Executive agree as follows:

          1.     Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive for the Contract Term as hereafter defined.  During the Contract Term, Executive shall serve in an executive capacity and shall have such duties and responsibilities as the Board of Directors (the “Board”) may from time to time specify. Executive shall comply with all polices and procedures of the Company generally applicable to executive employees of the Company.  Executive hereby accepts such employment and agrees to serve the Company in such capacities for the term of this Agreement.

          2.     Term of Employment.  Except as otherwise provided herein, the term of this Agreement shall be for a term commencing on the Effective Date and ending upon Executive’s death or termination of employment as hereafter provided (the “Employment Term”).

          3.     Devotion to Duties.  Executive agrees that during the Employment Term he will devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities to the Company (except for (i) permitted vacation time and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder:  (A) such reasonable time as may be devoted to the fulfillment of Executive’s civic and charitable activities and (B) such reasonable time as may be necessary from time to time for personal financial matters). Executive will use his best good faith efforts to promote the success of the Company’s business and will cooperate fully with the Board in the advancement of the best interests of the Company. The Company understands that Executive has some real estate activities unrelated to the Company.

          4.     Compensation of Executive.

          4.1     Base Salary.  During the Employment Term, the Company shall pay to Executive as compensation for the services to be performed by the Executive a base salary of $_________ per year (the “Base Salary”).  The Base Salary shall be payable in installments in accordance with the Company’s normal payroll practice and shall be subject to such withholding as may be required by law.  The Base Salary may be adjusted from time to time in the sole discretion of the Board, but shall not be reduced without the consent of Executive. Salary and bonus are increase eligible based upon Enterprise policies.

          4.2     Targeted Bonus. In addition to the compensation set forth elsewhere in this Section 4, for each calendar year during the Employment Term and any extensions thereof, the Executive shall qualify for a targeted annualized bonus (“Targeted Bonus”) based upon meeting established targeted goals.  No later than the Company’s January Board meeting, the Company and Executive shall agree upon certain targeted financial and operating goals (“Targets”) for that calendar year.  The established Targets shall be consistent with the financial plan for the Company as adopted by the Company’s Board. Within 75 days after the end of each calendar year, the Company’s Chief Executive Officer in collaboration with the Board (or a committee of the Board to which the Board has delegated such authority) shall make a good faith determination as to the extent to which the Targets have been met for the preceding calendar year.  If the Targets have been met, then Executive shall receive a Targeted Bonus for such preceding year.  In the event that the established Targets are exceeded, then Executive shall be entitled to receive additional bonus amounts above the Targeted Bonus as the Company’s Chief Executive Officer in collaboration with the Board (or such committee) may determine in their discretion. If the Company’s Chief Executive Officer in collaboration with the Board (or such committee of the Board) determines that the Targets have not been fully met, but minimum thresholds as may be established by the Company’s Chief Executive Officer in collaboration with the Board (or such committee) have been met, the Company’s Chief Executive Officer in collaboration with the Board (or such committee) shall make a good faith determination as to the extent that the Targets have been met and determine the amount of such Targeted Bonus to be awarded to the Executive based proportionately upon the extent to which the Targets are determined to have been met.  Executive shall also be eligible to receive such other bonuses or incentive payments as may be approved by the Board of Directors. The __________, ____ offer letter from the Company to the Executive is attached hereto and incorporated herein; Executive’s benefits and vacation shall not be less than set forth therein but shall at all times be subject to the Company’s policy for senior executives as amended from time to time even if less than as set forth in the offer letter.

          4.3     Benefits.  Executive shall be entitled to participate, during the Employment Term, in all regular employee benefit and deferred compensation plans established by the Company including, without limitation, any savings and profit sharing plan, incentive stock plan, dental and medical plans, life insurance and disability insurance, such participation to be as provided in said employee benefit plans in accordance with the terms and conditions thereof as in effect from time to time and subject to any applicable waiting period. Executive shall also be entitled to paid vacation during each year of the Employment Term in accordance with the Company’s vacation policy, provided that any vacation not used in any year shall be forfeited and not carried over to any subsequent year.

          4.4     Reimbursement of Expenses.  The Company will provide for the payment or reimbursement of all reasonable and necessary expenses incurred by the Executive in connection with the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement policy, as such may change from time to time.

          5.     Termination of Employment.

          5.1     Termination for Cause.  “Termination for Cause”, as hereinafter defined, may be effected by the Company at any time during the term of this Agreement by written notification to Executive, specifying in detail the basis for the Termination for Cause. Upon Termination for Cause, Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned for the calendar year immediately preceding termination, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the terms of the applicable plan), any benefits under any plans of the Company in which the Executive is a participant to the full extent of the Executive’s rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive reimbursable by the Company in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.  “Termination for Cause” shall mean termination by the Company of Executive’s employment by the Company by reason of (a) an order of any federal or state regulatory authority having jurisdiction over the Company, (b) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive’s physical or mental illness); (c) a willful breach by Executive of any material provision of this Agreement or of any other written agreement with the Company or any of its Affiliates; (d) Executive’s commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud; (e) chemical or alcohol dependency which materially and adversely affects Executive’s performance of his duties under this Agreement; (f) any act of disloyalty or breach of responsibilities to the Company by the Executive which is intended by the Executive to cause material harm to the Company; (g) misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or (h) Executive’s material violation of any Company policy applicable to Executive.

          5.2     Termination Other Than for Cause. Notwithstanding any other provisions of this Agreement, the Company may effect a “Termination Other Than For Cause”, as hereinafter defined, at any time upon giving written notice to Executive of such termination.  Upon any Termination Other Than for Cause, subject to Executive’s compliance with the terms and conditions contained in this Agreement, Executive shall within 30 days after such termination be paid all accrued salary, bonus compensation to the extent earned for the calendar year immediately preceding termination, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), accrued vacation pay for the year in which termination occurs, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination.  “Termination Other Than for Cause” shall mean any termination by the Company of Executive’s employment with the Company other than a termination pursuant to subsection 5.1, 5.3, 5.4, 5.5 or 5.6.

          5.3     Termination by Reason of Disability.  If, during the term of this Agreement, the Executive, in the reasonable judgment of the Board of Directors, (i) has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and (ii) such illness or incapacity continues for a period of more than 90 consecutive days, or 90 days during any 180 day period, the Company shall have the right to terminate Executive’s employment hereunder by written notification to Executive and payment to Executive of all accrued salary, bonus compensation to the extent earned for the calendar year immediately preceding termination, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plans), accrued vacation pay for the year in which termination occurs, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

          5.4     Death.  In the event of Executive’s death during the term of this Agreement, Executive’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries as Executive may from time to time designate all accrued salary, bonus compensation to the extent earned for the calendar year immediately preceding termination, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

          5.5     Voluntary Termination.  In the event of a “Voluntary Termination,” as hereinafter defined, provided that the Executive provides the Company with at least 60 days notice of such termination (which notice and any requirement for service may be waived or shortened by the Company), the Company shall within 30 days after such termination pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plans), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation. “Voluntary Termination” shall mean termination by Executive of Executive’s employment other than (i) termination by reason of Executive’s disability as described in subsection 5.3, (ii) termination by reason of Executive’s death as described in subsection 5.4, and (iii) Termination Upon a Change in Control as described in subsection 5.6.

          5.6     Termination Upon a Change in Control.  In the event of a “Termination Upon a Change in Control,” as hereinafter defined, Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plans), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in subsection 6.1. “Termination Upon a Change in Control” shall mean a termination by the Company (other than a Termination for Cause) or by Executive, in either case within one year following a “Change in Control” as hereinafter defined.  “Change in Control” shall mean the date on which any of the following has occurred:

          (a)     any individual, entity or group (a “Person”), other than one or more of the Company’s directors on the Effective Date of this Agreement or any Person that any such director controls, becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Company Outstanding Voting Securities”);

          (b)     any Person becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of Enterprise Bank & Trust entitled to vote generally in the election of directors of Enterprise Bank (“Bank Outstanding Voting Securities”);

          (c)     consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, unless, in each case, following such Business Combination (i) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination, (ii) no Person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the Board of Directors of the company resulting from the Business Combination are Continuing Directors (as hereinafter defined) at the time of the execution of the definitive agreement, or the action of the Board, providing for such Business Combination;

          (d)     consummation of the sale, other than in the ordinary course of business, of more than 50% of the combined assets of the Company and its subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or

(e) the date on which Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the Board of Directors of the Company.

As used in this Section 5.6, the definitions of the terms “beneficial owner” and “group” shall have the meanings ascribed to those terms in Rule 13(d)(3) under the Securities Exchange Act of 1934. As used in this Section 5.6, the term “Continuing Directors” shall mean, as of any date of determination, (i) any member of the Board of Directors on the Effective Date of this Agreement, (ii) any person who has been a member of the Board of Directors for the two years immediately preceding such date of determination, or (iii) any person who was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (A) a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election or (B) at least four Continuing Directors but excluding, for purposes of this clause (iii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board of Directors of the Company.  “Control” means the direct or indirect ownership of voting securities constituting more than fifty percent (50%) of the issued voting securities of a corporation.

          5.7     Resignation Upon Termination.  Effective upon any termination under this Section 5 or otherwise, Executive shall automatically and without taking any further actions be deemed to have resigned from all positions then held by her with the Company and all of its Subsidiaries and Affiliates.

          6.     Severance Compensation

6.1 Termination Upon Change in Control. In the event Executive’s employment is terminated in a Termination Upon a Change in Control, Executive shall be paid the following as severance compensation:

          (a)     For one (1) year following such termination of employment, an amount (payable on the dates specified in subsection 4.1 except as otherwise provided herein) equal to the Base Salary at the rate payable at the time of such termination plus (i) any accrued and unpaid benefits due Executive under paragraph 4.3 of this Agreement and (ii) an amount equal to the Targeted Bonuses due (based on the Base Salary then in effect) for the year in which such termination of employment occurs (determined as though all requisite targets were fully and completely achieved).  The Executive would receive from the Company a lump sum payment. The Company shall make such payment to Executive within 30 days following termination.

          (b)     In the event that Executive is not otherwise entitled to fully exercise all awards granted to him under any stock option or other compensation plan maintained by the Company and any such plan does not otherwise provide for acceleration of exercise ability upon the occurrence of the Change in Control described herein, such awards shall become immediately exercisable upon a Change in Control.

(c) All restricted stock granted to Executive will vest and become transferable.

          6.2     Termination Upon Any Other Event. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Executive’s disability pursuant to subsection 5.3 or termination by reason of Executive’s death pursuant to subsection 5.4, Executive or her estate shall not be paid any severance compensation.

          7.     Confidentiality. Executive agrees to hold in strict confidence all non-public information concerning any matters affecting or relating to the business of the Company, its Subsidiaries and Affiliates, including without limiting the generality of the foregoing non-public information concerning their manner of operation, business or other plans, data bases, marketing programs, protocols, processes, computer programs, client lists, marketing information and analyses, operating policies or manuals or other data.  Executive agrees that he will not, directly or indirectly, use any such information for the benefit of others than the Company or disclose or communicate any of such information in any manner whatsoever other than to the directors, officers, employees, agents and representatives of the Company who need to know such information, who shall be informed by Executive of the confidential nature of such information and directed by Executive to treat such information confidentially.  Upon the Company’s request, Executive shall return all information furnished to him related to the business of the Company without retaining any copies in electronic or other form.  The above limitations on use and disclosure shall not apply to information which Executive can demonstrate:  (a) was known to Executive before receipt thereof from the Company; (b) is learned by Executive from a third party entitled to disclose it; or (c) becomes known publicly other than through Executive; (c) is disclosed by Executive upon authority of the Board or any committee of the Board; (d) is disclosed pursuant to any legal requirement or (e) is disclosed pursuant to any agreement to which the Company or any of its Subsidiaries or Affiliates is a party.  The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of the Company and the Company’s goodwill, and that any breach of the terms of this Section 7 shall be a material breach of this Agreement.  The terms of this Section 7 shall survive and remain in effect following any termination of this Agreement.

          8.     Use of Proprietary Information.  Executive recognizes that the Company possesses a proprietary interest in all of the information described in Section 7 and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing.  Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive, his agents or affiliates, during the term of this Agreement, based on or arising out of the information described in Section 7 shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) in the scope of his employment, or involving the use of the Company’s time, materials or other resources, shall be promptly disclosed to the Company and shall become the exclusive property of the Company.

          9.     Non-Competition Agreement.

          9.1     Non-Competition.  Executive agrees that, during the Employment Term and for a period of one year following any termination of such employment, Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company, or Affiliate of it) any corporation or other business entity engaged in the operation, ownership or management of a bank, trust company or financial services business within the Metropolitan Statistical Areas of St. Louis or Kansas City. Notwithstanding the foregoing, the ownership by Executive of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

          9.2     Non-Solicitation.  During the Employment Term and for a period of one year following any termination of such employment, Executive shall not, except on behalf of or with the prior written consent of the Company, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Company to leave such employ, or employ any such person in any business similar to or in competition with that of the Company.  Executive hereby acknowledges and agrees that the provisions set forth in this subsection 9.2 constitute a reasonable restriction on his ability to compete with the Company.

          9.3     Saving Provision.  The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.

          9.4     Equitable Relief.  Executive acknowledges that the extent of damages to the Company from a breach of Sections 7, 8 and 9 of this Agreement would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the

Company whole in case of such a breach, and that there is not and would not be an adequate remedy at law for such a breach.  Therefore, Executive specifically agrees that the Company is entitled to injunctive or other equitable relief (without any requirement to post any bond or other security) from a breach of Sections 7, 8 and 9 of this Agreement, and hereby waives and covenants not to assert against a prayer for such relief that there exists an adequate remedy at law, in monetary damages or otherwise.

          9.5     Change of Control.  If after any Change of Control Executive’s employment is terminated or  a Termination Other Than For Cause under circumstances such that Executive does not receive severance compensation pursuant to Section 6.1, Executive shall not be subject to the restrictions of this Section 9.1 unless the Company continues to pay either as a lump sum or without interruption Executive’s Base Salary at the rate in effect immediately prior to such termination and then only so long as such payments are continued without interruption for a period of up to one year after termination.

          10.     Assignment.   This Agreement shall not be assignable by Executive and shall not be assignable by the Company except by operation of law or to a successor entity acquiring all or substantially all the Company’s business or assets.  No such assignment shall affect any determination of whether such assignment involves a Change of Control for purposes of this Agreement.  In the event of any assignment permitted hereby, the duties and responsibilities of Executive performed for the assignee shall not, without the written consent of Executive, be materially increased, altered or diminished in a manner inconsistent with Executive’s duties and responsibilities hereunder for the Company.

          11.     Entire Agreement.  This Agreement and any agreements entered into after the date hereof under any of the Company’s benefit plans or compensation programs as described in Section 4 contain the complete agreement concerning the employment arrangement between the parties, including without limitation severance or termination pay, and shall, as of the Effective Date, supersede all other agreements or arrangements between the parties with regard to the subject matter hereof.

          12.     Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.  The obligations of the Company under this Agreement shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to the Company.  This Agreement shall not be terminated by reason of any merger, consolidation or reorganization of the Company, but shall be binding upon and inure to the benefit of the surviving or resulting entity.

          13.     Modification.  No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless authorized by the Board and reduced to in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties thereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

          14.     Severability.  All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

          15.     Manner of Giving Notice.  All notices, requests and demands to or upon the respective parties hereto shall be sent by hand, certified mail, overnight air courier service, in each case with all applicable charges paid or otherwise provided for, addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto:

To Company: Enterprise Financial Services Corp 150 North Meramec Clayton, Missouri 63105 Attention: President and Corporate Secretary	To Executive: at his current residential address on file with the Company.

Such notices, requests and demands shall be deemed to have been given or made on the date of delivery if delivered by hand or by telecopy and on the next following date if sent by mail or  by air courier service.

          16.     Remedies.  In the event of a breach of this Agreement, the non-breaching party shall be entitled to such legal and equitable relief as may be provided by law. The party who prevails in any dispute, mediation, arbitration, or litigation between the parties relating to this Agreement shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees, incurred in connection with such dispute, mediation, arbitration or litigation.

          17.     Headings. The headings have been inserted for convenience only and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

          18.     Choice of Law.  It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with, under and pursuant to the laws of the State of Missouri without regard to the jurisdiction in which any action or special proceeding may be instituted.

          19.     Taxes.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

          20.     Voluntary Agreement; No Conflicts. Executive hereby represents and warrants to the Company that he is legally free to accept and perform his employment with the Company, that he has no obligation to any other person or entity that would affect or conflict with any of Executive’s obligations pursuant to such employment, and that the complete performance of the obligations pursuant to Executive’s employment will not violate any order or decree of any governmental or judicial body or contract by which Executive is bound.  The Company will not request or require, and Executive agrees not to use, in the course of Executive’s employment with the Company, any information obtained in Executive’s employment with any previous employer to the extent that such use would violate any contract by which Executive is bound or any decision, law, regulation, order or decree of any governmental or judicial body.

          21.     Certain Definitions.  As used herein, the following definitions shall apply:

          “Affiliate” with respect to any person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

          “Control” With respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          “Person” Any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

          “Subsidiary” With respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of _________, 2007.

ENTERPRISE FINANCIAL SERVICES CORP

By:

Peter F. Benoist
Chairman and Executive Vice President

EXECUTIVE:

Exhibit 7.2(d)(iii)

ESCROW AGREEMENT

          This Escrow Agreement (this “Escrow Agreement”), dated as of ____________, 2007 (the “Closing Date”), is entered into among Jeffrey J. Kieffer, as the duly authorized representative (the “Seller Representative”) of the stockholders of Clayco Banc Corporation (“Clayco”) listed on Schedule 1 to this Agreement (the “Sellers”), Enterprise Financial Services Corp, a Delaware corporation (“Buyer”), and UMB Bank, N.A., a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

          This is the Escrow Agreement referred to in the Amended and Restated Agreement and Plan of Merger dated ____________, 2007 (the “Merger Agreement”) among Clayco, Great American Bank (“Bank”), Seller Representative, and Buyer.  Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Merger Agreement.

AGREEMENT

          The parties, intending to be legally bound, hereby agree as follows:

1.	ESTABLISHMENT OF ESCROW

          (a)          Buyer is depositing with Escrow Agent $100,000 in cash plus a number of shares of Buyer Common Stock with an aggregate Market Price equal to $7,300,000 (the “Escrow Shares”). The Escrow Shares, together with such cash, as increased by any earnings on such cash (but not increased by any earnings on the Escrow Shares) and as reduced by any disbursements, amounts withdrawn under Section 7(j) of this Escrow Agreement, or losses on investments, is referred to as the “Escrow Fund.”

          (b)          Escrow Agent acknowledges receipt of and agrees to hold the Escrow Shares and cash in the Escrow Fund to secure the performance and observance of the obligations, indemnifications, representations and warranties of Clayco, the Bank and the Sellers pursuant to the Merger Agreement and this Escrow Agreement.

          (c)          Escrow Agent agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2.	INVESTMENT OF FUNDS

          Except as Seller Representative and Buyer may from time to time jointly instruct Escrow Agent in writing, the cash portion of the Escrow Fund shall be invested from time to time, to the extent possible, in United States Treasury bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in a money market deposit account with Escrow Agent, until disbursement of the entire Escrow Fund.  Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of the investments described in this Section 2 to provide for payments required to be made under this Agreement.

3.	DISBURSEMENT OF ESCROW FUNDS

          (a)          If the Buyer (or Buyer Indemnified Persons) incurs Damages in connection with any Breach or other claim under the Merger Agreement for which the Buyer or Buyer Indemnified Persons are entitled to reimbursement under the Merger Agreement, (and, in the case of Damages subject to the $100,000 deduction pursuant to Section 9.5 of the Merger Agreement, such Damages exceed, in the aggregate, $100,000), Buyer shall be entitled to a disbursement of funds from the Escrow Fund for such Damages in accordance with the provisions of the Merger Agreement and this Section 3.

          (b)          From time to time on or before the two-year anniversary of the Closing Date (the “Escrow Termination Date”), Buyer may give written notice to Seller Representative and Escrow Agent (an “Indemnity Notice”) specifying (i) in reasonable detail, the nature and dollar amount of any claim (an “Indemnity Claim”) it has with respect to any Breach, and (ii) the amount of Damages incurred in connection with such Indemnity Claim.  Buyer may make more than one claim with respect to any underlying state of facts. If Seller Representative gives written notice to Buyer and Escrow Agent disputing any Indemnity Claim (an “Indemnity Counter Notice”) within 15 days following receipt by Seller Representative of the applicable Indemnity Notice, such Indemnity Claim shall be resolved by Buyer and Seller Representative as provided in Section 3(d) of this Escrow Agreement.  Until such resolution, the amount Buyer alleges as Damages shall not be paid by the Escrow Agent to either Buyer or Sellers.

          (c)          If no Indemnity Counter Notice is received by Escrow Agent within such 15-day period, Escrow Agent shall pay the dollar amount of the Damages set forth in the Buyer’s Indemnity Notice to Buyer from (and only to the extent of) the Escrow Fund, (provided that no amount shall be due to Buyer for Damages for Claims subject to the $100,000 threshold under Section 9.5 of the Merger Agreement until total Damages for all such Claims exceed $100,000, and then only to the extent that such total Damages exceed $100,000).  Escrow Agent shall not be required to inquire into or consider whether an Indemnity Claim complies with the requirements of the Merger Agreement, and shall be entitled to conclusively rely on an Indemnity Claim in making a disbursement under this subparagraph (c).

          (d)          If an Indemnity Counter Notice is given with respect to an Indemnity Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and Seller Representative or (ii) a final non-appealable order of a court of competent jurisdiction.  Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable.  Escrow Agent shall be entitled to act on such court order and legal opinion.

4.	VOTING OF ESCROW SHARES

          For so long as any Escrow Shares (or any additional securities issued with respect thereto) are held by Escrow Agent in accordance with the terms of this Escrow Agreement, Sellers shall have the absolute right to vote the Escrow Shares (and any additional securities issued with respect thereto) on all matters with respect to which the vote of the shareholders of Buyer is required or solicited, except to the extent that such direct voting is prohibited by applicable law or by the inspector of elections for Buyer’s meeting of shareholders.  In the event that such direct voting is prohibited, Escrow Agent shall vote the Escrow Shares in accordance with the written instructions of the Sellers, and if no written instructions are timely received, shall not vote any such shares in the Escrow Fund.  Escrow Agent shall promptly forward to Seller Representative copies of all proxy solicitation material received with respect to the Escrow Shares. The right of Seller Representative to instruct Escrow Agent to vote any portion of the Escrow Shares shall be determined as of the record date established by Buyer with respect to such vote. If no written instructions are timely received by Escrow Agent from Seller Representative, then Escrow Agent shall not vote any of the shares in the Escrow Fund.

5.	DIVIDENDS ON ESCROW SHARES

          For so long as any of the Escrow Shares (or any additional securities with respect thereto) are held by Escrow Agent in accordance with the terms of this Escrow Agreement, Sellers shall have the absolute right to all dividends and distributions (of whatever nature) on the Escrow Shares (and any additional securities with respect thereto, and any interest or earnings upon such dividends, distributions or additional securities).  Escrow Agent shall deliver to Sellers, in accordance with the percentages set forth in Schedule 1, any amounts or securities paid or issued in respect of Escrow Shares within 10 days of receiving such dividends.

6.	TERMINATION OF ESCROW

          On the Escrow Termination Date, Escrow Agent shall pay and distribute to Sellers, pro rata in accordance with the percentages set forth on Schedule 1, an amount equal to the then-remaining balance of the Escrow Fund; provided, however, if any Indemnity Claims are then pending or Buyer has given Escrow Agent notice of any potential Indemnity Claims, Escrow Agent shall retain in the Escrow Fund an amount equal to the aggregate Damages of such Indemnity Claims until it receives joint written instructions of Buyer and Seller Representative or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 3(d) of this Escrow Agreement, and the balance shall be paid as described in this Section 6.

7.	DUTIES OF ESCROW AGENT

          (a)          Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement.  Uninvested funds held hereunder shall not earn or accrue interest.

          (b)          Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.  Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays.

          (c)          Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

          (d)          Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

          (e)          Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof.  Escrow Agent has no setoff rights against the Escrow Fund under Section 7(b) or any other reason.  Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes.  The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications.  Sections 7(e) and 7(b) of this Escrow Agreement shall survive notwithstanding any termination of this Escrow Agreement or the resignation of Escrow Agent.

          (f)          Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

          (g)          Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

          (h)          Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement.  The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto.  If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

          (i)          In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement.  Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

          (j)          Buyer and Sellers shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $1,000 ($500 each) at the time of execution of this Agreement and $1,500 ($750 each) annually thereafter and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel) (50% each).  Any such compensation, fee and reimbursement to which Escrow Agent is entitled shall be borne 50% by Buyer, 50% by Sellers, pro rata in accordance with the percentages set forth on Schedule 1.  Any compensation, fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein by Sellers may be taken from any property held by Escrow Agent hereunder for Sellers, pro rata in accordance with the percentages set forth on Schedule 1.

          (k)          No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent’s name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless Escrow Agent shall first have given its specific written consent thereto.

          (l)          The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

8.	LIMITED RESPONSIBILITY

          This Escrow Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto.  No implied duties or obligations shall be read into this agreement against Escrow Agent.  Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

9.	OWNERSHIP FOR TAX PURPOSES

          For purposes of federal and other taxes based on income, Sellers will be treated as owners of the Escrow Fund (cash and Escrow Shares), and each Seller will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. In connection with the allocation of income among Sellers pursuant to this Section 9, including dividends on the Escrow Shares, Escrow Agent shall for each appropriate year, prepare tax reports on Form 1099 as to each Seller’s allocation pursuant to this Section 9 and deliver the same to Sellers promptly after the calendar year involved.

10.	PAYMENT TO SELLER REPRESENTATIVE

          In the event Seller Representative gives notice to Escrow Agent that he is entitled to reimbursement or indemnification based on and in reference to his serving as Seller Representative under the Merger Agreement, Escrow Agent, at the time it is required to make any disbursements to Sellers pursuant to this Escrow Agreement, shall deduct, pro-rata, from such disbursements due Sellers the amount Seller Representative has indicated is necessary to reimburse or indemnify him under the provisions of the Merger Agreement regarding Seller Representative; provided, however, that Escrow Agent shall not use any part of the Escrow Fund for payment to Seller Representative except cash or stock otherwise due to Sellers under the Escrow Agreement.  Escrow Agent may not use any part of the Escrow Fund due Buyer or required to remain in Escrow pending the termination thereof for such reimbursement/indemnification.

11.	ESCROW SHARES VALUATION; PAYMENTS IN CASH AND SHARES

          The number of Escrow Shares to be initially deposited in this Escrow shall be determined based on the Market Price as defined in the Merger Agreement.  Any payments to be made to Sellers or Buyer shall be made first in Escrow Shares from the Escrow Fund, and then, to the extent no Escrow Shares remain in the Escrow Fund, in cash from the Escrow Fund.  Payments to a Seller shall be made to the address set forth opposite such Seller’s name on Schedule 1.

          Any distribution of Escrow Shares shall be based on the per share average of the last reported sale price of a share of Buyer Common Stock as quoted on Nasdaq for the twenty (20) consecutive full trading days ending at the close of trading on the last trading day three (3) days prior to the date of distribution.

12.	NOTICES

          All notices, consents, waivers and other communications under this Escrow Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller Representative:	Jeffrey J. Kieffer
33050 West 83rd Street
PO Box 429
De Soto, Kansas 66018
Facsimile No. 913-585-3266

with a copy to:	Mark A. Bluhm
Lathrop & Gage L.C.
2345 Grand Boulevard, Suite 2800
Kansas City, Missouri 64108-2612
Facsimile No. 816-292-2001

Buyer:	Enterprise Bank & Trust
150 North Meramec Avenue, Suite 300
St. Louis, Missouri 63105-3753
Attention: Peter F. Benoist
Facsimile No.: 314-812-4045

with a copy to:	Husch & Eppenberger, LLC
190 Carondelet Plaza, Suite 600
St. Louis, Missouri 63105-3441
Attention: Mary Anne O’Connell
Facsimile No.: 314-480-1505

Escrow Agent:	2 South Broadway, Suite 435
St. Louis, MO 63102
Attention: Corporate Trust
Facsimile No.: 314-612-8499

13.	JURISDICTION; SERVICE OF PROCESS

          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri. Each of the parties consents to the jurisdiction of all such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

14.	COUNTERPARTS

          This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.  In addition, the transaction described herein may be conducted and related documents may be stored by electronic means.  Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

15.	SECTION HEADINGS

          The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

16.	WAIVER

          The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

17.	EXCLUSIVE AGREEMENT AND MODIFICATION

          This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Escrow

Agreement and the Seller Representative Appointment executed by each Seller) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Escrow Agreement may not be amended except by a written agreement executed by Buyer, Seller Representative and Escrow Agent.

18.	GOVERNING LAW

          This Agreement shall be governed by the laws of the State of Missouri, without regard to conflicts of law principles.

19.	REPRESENTATIONS AND WARRANTIES OF SELLER REPRESENTATIVE

          Seller Representative hereby represents and warrants that he has delivered to Escrow Agent true and correct copies of the Appointments of Representative executed by each Seller and delivered to Seller Representative.

[Remainder of Page Blank]

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:		Seller Representative:

Enterprise Financial Services Corp		Jeffrey J. Kieffer, as the duly authorized representative of the selling shareholders of Clayco Banc Corporation
By:

Peter F. Benoist
Chairman and Executive Vice-President

Escrow Agent:

UMB Bank, N.A.

By:

Victor Zarrilli, Vice President

Exhibit 7.2(d)(vi)

ESCROW AGREEMENT

          This Escrow Agreement (this “Escrow Agreement”) is made by and among Michael D. Balsbaugh (“Balsbaugh”), Enterprise Financial Services Corp, a Delaware corporation (the “Company”), and UMB Bank, N.A., a national banking association, as escrow agent (“Escrow Agent”), effective as of ____________, 2007 (the “Closing Date”).

RECITALS

          This is the “Balsbaugh Escrow Agreement” referred to in the Executive Employment Agreement dated ____________, 2007 (the “Employment Agreement”) between the Company and Balsbaugh and made a condition of the Amended and Restated Agreement and Plan of Merger dated ____________, 2007 among Clayco Banc Corporation, Great American Bank, Jeffrey J. Kieffer, as seller representative, and the Company.

          Capitalized terms used in this Escrow Agreement without definition shall have the respective meanings given to them in the Employment Agreement.

AGREEMENT

          The parties, intending to be legally bound, hereby agree as follows:

1.	ESTABLISHMENT OF ESCROW

          (a)          Balsbaugh is depositing with Escrow Agent a number of shares of the Company’s common stock, $0.01 par value, with an aggregate Market Price equal to One Million Dollars ($1,000,000) (the “Escrow Shares”).

          (b)          Escrow Agent acknowledges receipt of the Escrow Shares and agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Shares pursuant to the terms and conditions hereof.

2.	DISBURSEMENT OF ESCROW SHARES

          The Escrow Shares shall be disbursed:  (a) to the Company as soon as practicable after the date Balsbaugh ceases to be an employee of the Company or a subsidiary of the Company due to a Termination for Cause or a Voluntary Termination prior to the second anniversary of the Closing Date, (b) to Balsbaugh as soon as practicable after his employment with the Company is terminated pursuant to Section 5.2 or 5.3 of the Employment Agreement, (c) upon Balsbaugh’s death, to Balsbaugh’s estate, and (d) if not disbursed prior to such date, to Balsbaugh on the second anniversary of the Closing Date.  The Escrow Shares will not be disbursed to the Company or to any other person in connection with any amounts or shares that the Escrow Agent holds under that certain Escrow Agreement dated the same date as this Escrow Agreement among Jeffrey J. Kieffer, Clayco Banc Corporation, the Company and Escrow Agent.

3.	VOTING OF ESCROW SHARES

          For so long as any Escrow Shares (or any additional securities issued with respect thereto) are held by the Escrow Agent in accordance with the terms of this Escrow Agreement, Balsbaugh shall have the absolute right to vote the Escrow Shares (and any additional securities issued with respect thereto) on all matters with respect to which the vote of the shareholders of Buyer is required or solicited. The Escrow Agent shall promptly forward to Balsbaugh copies of any proxy solicitation material received with respect to the Escrow Shares.

4.	DIVIDENDS ON ESCROW SHARES

          For so long as any of the Escrow Shares (or any additional securities with respect thereto) are held by the Escrow Agent in accordance with the terms of this Escrow Agreement, Balsbaugh shall have the absolute right to all dividends and distributions (of whatever nature) on the Escrow Shares (and any additional securities with respect thereto, and any interest or earnings upon such dividends, distributions or additional securities).  The Escrow Agent shall deliver to Balsbaugh any amounts or securities paid or issued in respect of Escrow Shares within 10 days of receiving such dividends.

5.	TERMINATION OF ESCROW

          This Escrow Agreement shall terminate on the date the Escrow Agent disburses the Escrow Shares in accordance with Section 2.

6.	DUTIES OF ESCROW AGENT

          (a)          Escrow Agent shall not be under any duty to give the Escrow Shares held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

          (b)          Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Escrow Agreement.  Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of such amounts, or any loss of interest incident to any such delays.

          (c)          Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

          (d)          Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

          (e)          Escrow Agent does not have any interest in the Escrow Shares deposited hereunder but is serving as escrow holder only and having only possession thereof.  Escrow Agent has no setoff rights against the Escrow Shares under Section 6(b) or any other reason. Any payments of income from the Escrow Shares shall be subject to withholding regulations then in force with respect to United States taxes.  The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications.  Sections 6(e) and 6(b) of this Escrow Agreement shall survive notwithstanding any termination of this Escrow Agreement or the resignation of Escrow Agent.

          (f)          Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

          (g)          Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

          (h)          Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Shares to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement.  The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto.  If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Shares until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

          (i)          In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Shares or in the event that

Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Shares until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Shares or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Shares, in which event Escrow Agent shall disburse the Escrow Shares in accordance with such order or agreement.  Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

          (j)          The Company shall pay the Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $1,000 at the time of execution of this Escrow Agreement and $1,500 annually thereafter and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel).

          (k)          No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent’s name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless Escrow Agent shall first have given its specific written consent thereto.

          (l)          The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

7.	LIMITED RESPONSIBILITY

          This Escrow Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto.  No implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent.  Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement.

8.	OWNERSHIP FOR TAX PURPOSES

          For purposes of federal and other taxes based on income, Balsbaugh will be treated as the owner of the Escrow Shares and will report all income, if any, that is earned on, or derived from, the Escrow Shares as his income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.  Escrow Agent shall for each appropriate year, prepare tax reports on Form 1099 as to Balsbaugh’s income and deliver the same to Balsbaugh promptly after the calendar year involved.

9.	NOTICES

          All notices, consents, waivers and other communications under this Escrow Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Michael Balsbaugh:	Michael D. Balsbaugh 12255 West 128th Street Overland Park, KS 66213

with a copy to:	Mark A. Bluhm Lathrop & Gage, L.C. 2345 Grand Boulevard, Suite 2800 Kansas City, Missouri 64108-2612 Facsimile No. 816-292-2001

Company:	Enterprise Bank & Trust 150 North Meramec Avenue, Suite 300 St. Louis, Missouri 63105-3753 Attention: Peter F. Benoist Facsimile No.: 314-812-4045

with a copy to:	Husch & Eppenberger, LLC 190 Carondelet Plaza, Suite 600 St. Louis, Missouri 63105-3441 Attention: Mary Anne O’Connell Facsimile No.: 314-480-1505

Escrow Agent:	2 South Broadway, Suite 435 St. Louis, MO 63102 Attention: Corporate Trust Facsimile No.: 314-612-8499

10.	JURISDICTION; SERVICE OF PROCESS

          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Escrow Agreement shall be brought in the courts of the State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri. Each of the parties consents to the jurisdiction of all such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.	COUNTERPARTS

          This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.  In addition, the transaction described herein may be conducted and related documents may be stored by electronic means.  Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

12.	SECTION HEADINGS

          The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

13.	WAIVER

          The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

14.	EXCLUSIVE AGREEMENT AND MODIFICATION

          This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Escrow Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Escrow Agreement may not be amended except by a written agreement executed by the Company, Balsbaugh and the Escrow Agent.

15.	GOVERNING LAW

          This Escrow Agreement shall be governed by the laws of the State of Missouri, without regard to conflicts of law principles.

[Remainder of Page Blank]

          IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first written above.

Company:

Enterprise Financial Services Corp	Balsbaugh:

By:

Peter F. Benoist	Michael D. Balsbaugh
Chairman and Executive Vice-President

Escrow Agent:

UMB Bank, N.A.

By:

Victor Zarrilli, Vice President

Exhibit 7.2(j)

APPOINTMENT OF REPRESENTATIVE

          The undersigned stockholder (“Clayco Stockholder”) understands that his/her/its execution of this Appointment of Representative is a condition to the merger of Clayco Banc Corporation (“Clayco”) into Enterprise Financial Services Corp (“Buyer”) pursuant to the Agreement and Plan of Merger among Great American Bank, Clayco, the Buyer and Jeffrey J. Kieffer as Seller Representative (the “Seller Representative”), dated November 22, 2006 (the “Agreement”). Capitalized terms used in this Appointment of Representative and not otherwise defined in this document shall have the meanings given to them in the Agreement.

1.     Appointment of Seller Representative. The Clayco Stockholder hereby appoints the Seller Representative to act as such stockholder’s representative in connection with the merger of Clayco into the Buyer contemplated by the Agreement and the post-closing activities relating to the Contemplated Transactions contemplated by the Agreement and that certain escrow agreement (the “Seller Representative Escrow Agreement”) entered into between the present stockholders of Clayco (the “Clayco Stockholders”), the Seller Representative and the Escrow Agent that provides for the indemnification of the Seller Representative, the payment of the expenses he incurs serving as the Seller Representative and the contribution to the Clayco Stockholders of amounts necessary to cause the Clayco Stockholders to share on a prorata basis any indemnification obligations, expenses or other liabilities under the Agreement or the Escrow Agreement.  By his signature below, the Seller Representative accepts such appointment.  The Clayco Stockholder and the Seller Representative acknowledge and agree that the Buyer is relying on the information in this Appointment of Representative and is a third-party beneficiary of this Appointment of Representative.

2.     Authority of Seller Representative.  The Seller Representative shall have the authority to execute the Agreement, the Escrow Agreement, the Seller Representative Escrow Agreement and any and all instruments and other documents concerning the Contemplated Transactions on behalf of the Clayco Stockholder and to do any and all other acts or things on behalf of the Clayco Stockholder, which the Seller Representative may deem necessary or advisable on behalf of the Clayco Stockholder or which may be required by the Agreement or the Clayco Closing Documents in connection with the consummation of the Contemplated Transactions.  Without limiting the generality of the foregoing, the Seller Representative shall have full and exclusive authority to:

          (a)          agree with Buyer with respect to any matter or thing required by or deemed necessary by the Seller Representative in connection with the Agreement or the Clayco Closing Documents, including without limitation any amendments thereto prior to or after the Closing;

          (b)          give and receive notices on behalf of the Clayco Stockholder, except as to the notices referenced in Sections 2.5(e), 2.6 and 2.7 of the Agreement;

          (c)          generally do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by or deemed necessary or advisable by the Seller

Representative in connection with the Agreement, the Seller Representative Escrow Agreement or the Clayco Closing Documents;

          (d)          take all actions necessary or desirable in connection with the operation of the Agreement, the Escrow Agreement and the Seller Representative Escrow Agreement, including enforcement of amounts due to the Clayco Stockholder under the Escrow Agreement and the Seller Representative Escrow Agreement, payment of amounts due to the Seller Representative under Escrow Agreement and the Seller Representative Escrow Agreement, defense and/or settlement of any indemnification or other claims made by Indemnified Persons pursuant to Section 9 of the Agreement, the Escrow Agreement or the Seller Representative Escrow Agreement, and the amendment of the Escrow Agreement and the Seller Representative Escrow Agreement; and

          (e)          retain attorneys, accountants and other professionals to provide services to the Seller Representative as deemed appropriate in connection with the Closing of the Contemplated Transactions or related matters arising thereafter, including but not limited to issues involving the Escrow Agreement or the Seller Representative Escrow Agreement.

3.     Authority; Successor.  All decisions by the Seller Representative shall be binding upon the Clayco Stockholder. The Clayco Stockholder shall not have any right to object, dissent, protest, or otherwise contest the Seller Representative’s decisions.  Buyer shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or document received by or from the Seller Representative and any action taken or decision made by the Seller Representative on behalf of the Clayco Stockholder. If Jeffrey J. Kieffer resigns or becomes unable to perform his duties under this Appointment of Seller Representative, Michael D. Balsbaugh shall become the new Seller Representative. Carl Eichenberger shall succeed Jeffrey J. Kieffer, Michael D. Balsbaugh or such other person serving as the Seller Representative and become the Seller Representative on the first Business Day after the Closing.  If Michael D. Balsbaugh, before the Closing Date, or Carl Eichenberger, after the Closing Date, any other successor Seller Representative resigns or becomes unable to perform his duties as the Seller Representative, the Clayco Stockholders shall promptly meet and select a new Seller Representative.  Any new Seller Representative shall promptly execute and deliver to Buyer and the Escrow Agent a supplement to this Appointment of Seller Representative agreeing to the terms of this Appointment of Representative.  Any former Seller Representative shall be entitled to the same indemnification rights and protection from liability provided to a then-serving Seller Representative under this Appointment of Representative.

4.     Compensation and Expenses.  No compensation shall be paid to the Seller Representative for serving in this capacity; provided, however, that if the Seller Representative incurs out-of-pocket expenses in connection with the actions contemplated by this Appointment of Representative, he shall be entitled to reimbursement of all such expenses.  The Seller Representative shall maintain (at the offices of Clayco or at such other location that the Seller Representative selects) invoices and other evidences of the expenses reimbursed.  Any payments due to the Clayco Stockholder under the Escrow Agreement or the Seller Representative Escrow Agreement shall first be applied to reimburse the Seller Representative for his out-of-pocket expenses, upon notice delivered to Escrow Agent of the amount to be reimbursed, provided that all such payments shall be deducted proportionately from all of the Clayco Stockholders.

5.     Liability and Indemnification.  Except as to the obligations specifically required of the Seller Representative under the Agreement and the Escrow Agreement, the Seller Representative shall not be responsible for the obligations of the Acquired Companies or be obligated to the Buyer for Damages, except to the extent the Seller Representative is also a Clayco Stockholder and except for his bad faith, gross negligence or willful misconduct.

          The Seller Representative shall not be liable to the Clayco Stockholder with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent or statement or other paper or document believed by him to be genuine and duly authorized, nor for anything except his bad faith, gross negligence or willful misconduct.  All conduct of the Seller Representative shall be undertaken in good faith and he shall not, as the result of his acting as the Seller Representative, be responsible for the validity, enforceability or collectability of any of the obligations of any of the other parties to the Agreement, the Clayco Closing Documents or the Seller Representative Escrow Agreement.

          The Seller Representative shall be entitled to indemnification from and be held harmless by the Clayco Stockholder against any loss, expense (including reasonable attorneys’ fees) or other liability arising out of his service as Seller Representative under this Appointment of Representative, other than for harm directly caused by his bad faith, gross negligence or willful misconduct, and in such event he shall be entitled to payment thereof from the Seller Representative Escrow Agreement or the Escrow Fund out of amounts otherwise payable to the Clayco Stockholder.

6.     Representations and Warranties. The Clayco Stockholder hereby represents and warrants to the Buyer as follows:

          (a)          I am an “accredited investor” as defined by Regulation D promulgated by the Securities and Exchange Commission, and certify that each of the initialed statements below applies to me:

1) ______

natural person with individual income (exclusive of any income attributable to my spouse) of more than $200,000 in each of 2006 and 2005, or joint individual income with my spouse in excess of $300,000 in each of those years, and reasonable expectation to reach the same level of income in 2007

2) ______	natural person with an individual net worth, or joint net worth with my spouse, that exceeds $1,000,000

3) ______	corporation not formed for the specific purpose of acquiring Buyer stock, with total assets in excess of $5,000,000

4) ______

trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring Buyer stock, the purchase of which is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) under the Securities Act of 1933, as amended (the “Act”)

5) ______	revocable trust which may be amended or revoked at any time by the grantors, and all the grantors are individual accredited investors

6) ______	individual retirement account with investment decisions made solely by persons that are accredited investors

          (b)          I reviewed the Agreement, the Clayco Closing Documents and the Seller Representative Escrow Agreement.  I have been furnished any information that I have requested relating to the Buyer, its business and financial condition, and the Contemplated Transactions and I have been afforded the opportunity to ask questions and receive answers concerning those matters and the terms and conditions of the Contemplated Transactions and to obtain any additional information that Clayco or the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy or completeness of the information provided. I also have been furnished access to any and all other information that is material to my or a reasonable investor’s decision to engage in the Contemplated Transactions.

          (c)          At the special meeting of the stockholders of Clayco, I voted in favor of the Contemplated Transactions and the execution of the Agreement, the Clayco Closing Documents and the Seller Representative Escrow Agreement.

          (d)          I own my shares of Clayco stock free and clear of all claims, liens and encumbrances, my Clayco stock is fully paid and non-assessable, and I have all requisite power and authority to grant the powers to be granted by this Appointment of Representative to the Seller Representative.

          (e)          I am acquiring the Buyer’s stock in the Merger (i) solely for investment for my own account and not as nominee or agent or otherwise on behalf of any other person and (ii) not with a view to or with a present intention to reoffer, resell, fractionalize, assign, grant any participating interest in, or otherwise distribute the stock of the Buyer.

          (f)          I understand and am fully aware that the Buyer’s stock I am receiving in the Merger has not been registered with the Securities and Exchange Commission under the Act, or under any state securities laws, in reliance on the exemptions specified in such laws, which reliance is based in part upon my representations and on such other information as may have been requested. I understand and am fully aware that although certain “safe harbors” exist for selling the Buyer’s stock, I will be unable to sell Buyer’s stock for one year after the Closing Date, and then only if certain other conditions set forth in Rule 144 under the Act are satisfied.  I understand that the Buyer’s stock has not been approved or disapproved by the Securities and Exchange Commission, or by the securities regulatory authority of any state, nor have any of the foregoing authorities passed upon or endorsed the merits of the Contemplated Transactions.  I further understand and agree that the Buyer’s stock may not be reoffered, sold, transferred, pledged or hypothecated to any person in the absence of registration under the Act and any applicable state securities laws, or evidence satisfactory to the Buyer that such registration is not required.

          (g)          I understand and am fully aware that for the first two years after the Closing Date, the Buyer will have a right of first refusal on the Buyer’s stock issued in the Merger.  I understand that if I intend to sell any of the Buyer’s stock received in the Merger during the first two years after the Closing Date, I must give written notice to the Buyer that I plan to sell shares, including the number of shares I plan to sell and the Buyer will have the right to purchase my shares at the market price.

          (h)          I understand that the certificates representing my shares will include legends describing the restrictions under securities laws and the right of first refusal described in subsections (f) and (g) above.

7.     Release.  I, the Clayco Stockholder, hereby release and forever discharge the Buyer, Clayco, the Bank, and each of their respective past, present and future Representatives, affiliates, shareholders, controlling persons, Subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, causes of action, Orders, obligations, contracts, agreements, debts and liabilities, which I or any of my Related Persons now have, have ever had or may ever have against any Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any Claim related to the tax consequences of my receipt of the Purchase Price or any rights to indemnification or reimbursement from any of the Releasees, whether pursuant to their respective Organizational Documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyer arising under the Agreement or any claim I may have against Buyer under applicable federal or state securities laws.

          I hereby irrevocably covenant to refrain from asserting any claim or demand, or commencing or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released by this Section 7.

8.     Miscellaneous.  This Appointment of Representative may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Appointment of Representative will apply to and be binding in all respects upon the successors of the parties and the Buyer. Nothing expressed or referred to in this Appointment of Representative will be construed to give anyone other than the parties and the Buyer any legal or equitable right, remedy, or claim under or with respect to this Appointment of Representative.

Jurisdiction and Venue.  This Appointment of Representative will be governed by the laws of the State of Missouri without regard to conflicts of laws principles.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Appointment of Representative shall be brought in the courts of the State of Kansas, Johnson County, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Kansas.  The Clayco Stockholder and the Seller Representative consent to the jurisdiction of all such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any of such persons anywhere in the world.

          IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date set forth opposite such party’s name below.

[ADD SIGNATURE BLOCK FOR CLAYCO STOCKHOLDER AND FOR SELLER REPRESENTATIVE]